STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (this “Agreement”) is entered into as of July 10, 2018 by and among each of the individuals set forth on Annex I (each, a “Seller” and, collectively, the “Sellers”), Dmitriy Rokhfeld (“Rokhfeld”), Dan Pinto (“Pinto” and collectively with Rokhfeld, the “Management Sellers”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as representative, agent and attorney-in-fact for the Sellers, pursuant to Section 8.9 (the “Representative”), Machinio Corp., a Delaware corporation (the “Company”), and Liquidity Services, Inc., a Delaware corporation (the “Buyer”).
INTRODUCTION
The Sellers own all of the issued and outstanding shares of capital stock of the Company (the “Target Shares”). The Sellers wish to sell, and the Buyer wishes to buy, all of the Target Shares on the terms and conditions set forth herein.
An index of defined terms as used in this Agreement is set forth in Article 10.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1 PURCHASE AND SALE; CLOSING
1.1 Purchase and Sale. Subject to the terms and conditions hereof, at the Closing, the Sellers shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Sellers, all of the Target Shares free of any Liens, other than restrictions imposed under the applicable securities laws and the agreements among the Company and its stockholders set forth on Schedule 1.1.
1.2     Purchase Price; Payments at Closing.
(a)     As used herein, the following terms shall have the following meanings:
“Article 3 Indemnity Cap” means $8,000,000.
“Closing Cash” means, as of immediately prior to the Closing, all the cash, marketable securities, cash equivalents and deposits of the Company, wherever located.
“Closing Indebtedness” means any liability for indebtedness for borrowed money as of immediately prior to the Closing, including unpaid principal, interest thereon, accrued fees, prepayment fees, penalty fees and other charges relating to such indebtedness created, issued or incurred by the Company. For the avoidance of doubt, Closing Indebtedness shall include the following: (i) all obligations of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (ii) all obligations of the Company issued or assumed for deferred purchase price payments associated with acquisitions, divestitures or other similar transactions; (iii) all obligations of the Company under leases required to be capitalized in accordance with Generally Accepted Accounting Principles (“GAAP”) as consistently applied by the Company; (iv) all accrued but unpaid obligations of the Company under severance plans or similar arrangements or any bonus, severance or similar payment that becomes payable as a result of the consummation of the transactions contemplated by this Agreement; (v) all obligations of the Company secured by Liens that are not Permitted Liens; (vi) any unfunded or underfunded pension or other post-retirement liabilities. Closing Indebtedness shall be determined without taking into account the transactions to be completed on the date hereof in accordance herewith.
“Closing Purchase Price” means $20,000,000 (i) minus an amount equal to the Closing Indebtedness, (ii) plus the amount, if any, by which the Closing Working Capital exceeds the Target Working Capital, or minus the amount, if any, by which the Closing Working Capital is less than the Target Working Capital (for clarity, in each case, without duplication in respect of any amounts included in the calculation of Closing Indebtedness). Pursuant to Section 1.2(e) below, $2,004,844 of the Closing Purchase Price shall be paid in the form of Replacement Restricted Stock. Pursuant to Section 1.3(b) below, the Aggregate Option Cash Amount shall be paid out of the Closing Purchase Price to such option holders in such amounts as set forth in the Funds Flow Memo.
“Closing Working Capital” means those current assets (specifically including Closing Cash) identified on Schedule 1.2 of the Disclosure Schedule minus the current liabilities identified on Schedule 1.2 of the Disclosure Schedule as of immediately prior to the Closing. For the avoidance of doubt, Schedule 1.2 of the Disclosure Schedule sets forth the methodology by which “Closing Working Capital” shall be determined in all instances for purposes of this Agreement. For purposes of clarity, the determination of Closing Working Capital calculated for use in the determination of Estimated Closing Purchase Price shall be consistent with the methodology used in the calculation set forth in Schedule 1.2 of the Disclosure Schedule and the determination of Closing Working Capital calculated for use in the determination of the Closing Purchase Price pursuant to Section 1.7 hereof shall be consistent with the methodology used in both the calculation of Closing Working Capital used in the calculation of the Estimated Closing Purchase Price and also the calculation set forth in Schedule 1.2 of the Disclosure Schedule. To the extent an item is part of the calculation of Closing Indebtedness, it shall not be a part of the calculation of Closing Working Capital.
“Earnout Period” means for the year from January 1, 2019 and ended December 31, 2019.
“Earnout” means an amount, up to a maximum of $5,000,000,
determined in accordance with that certain letter agreement by and among the Buyer, the Company, the Representative, the Sellers and the Management Sellers of even date herewith.
“2019 EBITDA” means the earnings of the Company (or if the Company is merged into Buyer or an Affiliate of Buyer the earnings of the division of Buyer or its Affiliate which operates the business previously conducted by the Company, calculated as if the Company was being operated as a separate and independent entity) for the Earnout Period before interest expense and income, income taxes, depreciation and amortization determined in accordance with GAAP, consistently applied. In determining 2019 EBITDA, such calculation: (i) shall be computed without regard to “extraordinary items” of gain or loss (as defined in GAAP but for clarity “extraordinary items” shall include any and all costs incurred in connection with any settlement of any of the claims set forth in the definition of Release Conditions below that are recovered by the Company or Buyer as Losses pursuant to Article 7); (ii) shall not include any gains or losses or profits realized from the sale of assets other than in the ordinary course of business; (iii) shall, with the approval of Management Sellers (which shall not be unreasonably withheld) with respect to any budgetary projections or forecasts, provide for an allocation of reasonable direct overhead costs for services provided by Buyer to the Company (for example, allocations for finance, insurance costs human resources and legal/corporate services) in accordance with GAAP, provided that 2019 EBITDA shall not include any allocations for indirect costs solely associated with Buyer (for example public company costs or general advertising costs not associated with the Company); and (iv) shall include a pro forma adjustment to recognize the GAAP deferred revenues on the books of the Company immediately prior to Closing to the extent not realized under GAAP following the Closing.
“Escrow Account” means the account established by the Escrow Agent to hold the Escrow Amount and any earnings thereon pursuant to the Escrow Agreement.
“Escrow Agent” means Citizens Bank.
“Escrow Agreement” means the Escrow Agreement, substantially in the form of Exhibit A attached hereto, to be entered into among the Buyer, the Representative and the Escrow Agent at the Closing.
“Escrow Amount” means the amount in the Escrow Account at the time of determination.
“Escrow Early Release Amount” means $1,000,000 released from the Escrow Account to Sellers on the earliest of (i) the first anniversary of the Closing, but only if all of the Release Conditions have been satisfied, (ii) if the Escrow Early Release Amount was not eligible to be released at the first anniversary of the Closing and was not released in connection therewith and in the event the Release Conditions have been satisfied prior to the second anniversary of the Closing, the day after the Release Conditions have been satisfied, and (iii) the second anniversary of the Closing (regardless of whether the Release Conditions have been satisfied), in each case less the amount of any claims made by Buyer (and not resolved as of such release date) against the Escrow Account prior to the applicable release date and less the amount of any amounts paid to Buyer out of the Escrow Account prior to such release date (including any amounts paid or payable in connection with satisfaction of the Release Conditions to any third party), provided the foregoing shall be subject to the terms and conditions of the Escrow Agreement.
“Escrow Secondary Release Amount” means $1,000,000 released from the Escrow Account to Sellers on the earliest of (i) if the Escrow Early Release Amount was not eligible to be released at the first anniversary of the Closing and was not released in connection therewith, the second anniversary of the Closing, but only if all of the Release Conditions have been satisfied, (ii) if the Escrow Secondary Release Amount was not eligible to be released at the second anniversary of the Closing and was not released in connection therewith, the third anniversary of the Closing, but only if all of the Release Conditions have been satisfied, and (iii) the fourth anniversary of the Closing (regardless of whether the Release Conditions have been satisfied), in each case less the amount of any claims made by Buyer (and not resolved as of such release date but without duplication of any claims withheld from the Escrow Early Release Amount) against the Escrow Account prior to such release date and less the amount of any amounts paid to Buyer out of the Escrow Account prior to such release date (including any amounts paid or payable in connection with the satisfaction of the Release Conditions to any third party), specifically excluding any amounts withheld from the Escrow Early Release Amount, provided the foregoing shall be subject to the terms and conditions of the Escrow Agreement.
“Escrow Final Release Date” means the fifth anniversary of the Closing, provided the foregoing shall be subject to the terms and conditions of the Escrow Agreement.
“Escrow Release Amounts” means, collectively, the Escrow Early Release Amount and Escrow Secondary Release Amount.

“Estimated Closing Purchase Price” means the Closing Purchase Price, determined using the estimate of the Closing Working Capital and the Closing Indebtedness set forth in the Estimated Closing Purchase Price Certificate.
“Funds Flow Memo” means that certain flow of funds memo delivered by Sellers to Buyer indicating the amount and the wire transfer information for payments to be made by Buyer hereunder.
“Release Conditions” means (i) with respect to the Specific Indemnity Claims, (a) each of the Specific Indemnity Claims that is not as of the Closing Date a pending action, proceeding or investigation before any governmental authority shall have been withdrawn by the third party in writing, or otherwise settled (with a release of the Company and Buyer, satisfactory to them in their reasonable discretion), and (b) each of the Specific Indemnity Claims that is a pending action, proceeding or investigation before any governmental authority as of the Closing Date shall have been settled (with a release of the Company and Buyer, satisfactory to them in their reasonable discretion) or a court of competent jurisdiction shall have entered a final, non-appealable judgment or order that is binding on such third party with respect to such claim, and (ii) no third party claim shall have been made to or against the Company or Buyer that is then pending and unresolved asserting conduct by the Company prior to the Closing Date (a) that would, if proved, constitute a breach of the Specific Indemnity Representations and (b) that is the same or substantially similar to the conduct of the Company alleged by the third parties making the Specific Indemnity Claims.
“Sellers’ Expenses” means all fees and expenses incurred by the Management Sellers and/or the Company, other than those incurred on behalf of Buyer, in connection with the transactions contemplated by this Agreement, including the fees and expenses of counsel (including, without limitation, legal counsel for Management Sellers), investment bankers, brokers, accountants and other experts incident to the negotiation and preparation of this Agreement and the consummation of the transactions described in this Agreement including, specifically, without limitation, the fees and expenses of European Internet Ventures.
“Target Working Capital” means the target working capital amount identified on Schedule 1.2.

(a)	Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated “Section,” “Article,” “Schedule,” “Exhibit” or “Annex” is to the corresponding Section, Article, Schedule, Exhibit or Annex of or to this Agreement; (ii) instances of gender- or entity-specific usage (e.g., ”his,” “her,” “its,” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word “or” shall not be applied in its exclusive sense; (iv) ”including” shall mean “including, without limitation”; (v) references to laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect as of the date of this Agreement; (vi) references to ”$” or “dollars” shall mean the lawful currency of the United States; (vii) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any state or locality thereof); (viii) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (ix) references to “days” shall mean calendar days; references to “business days” shall mean any day other than Saturday, Sunday or any day on which commercial banks in Bethesda, MD are authorized to close; (x) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (xi) days, business days and times of day shall be determined by reference to local time in Bethesda, MD; and (xii) the English language version of this

Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages.

(b)	At least three (3) business days prior to the Closing, the Company, on behalf of all of the Sellers, will furnish to the Buyer (i) a certificate (the “Estimated Closing Purchase Price Certificate”) setting forth a good faith estimate of the Closing Working Capital and the Closing Indebtedness and a calculation of the Closing Purchase Price based thereon, and (ii) a payoff letter from each holder of such outstanding Closing Indebtedness (A) indicating the amount required to discharge such Closing Indebtedness at Closing and (B) if such Closing Indebtedness is secured by any liens (statutory or otherwise), security interests, mortgages, restrictions, pledges, hypothecations, preferences, priorities, security agreements or other encumbrances of any kind or nature (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device) (collectively, “Liens”), agreeing to release such Liens, other than Permitted Liens, upon receipt of the payoff amount.

(c)	At the Closing, the Buyer shall make the following payments and deliveries in an amount, in the aggregate, equal to the Estimated Closing Purchase Price, by wire transfer of immediately available funds or by delivery of Buyer restricted common stock or options:
(i)first, to the respective holders of the Closing Indebtedness, if any, the amounts specified in the payoff letters delivered by the Company to the Buyer pursuant to Section 1.2(c) above and as designated by Sellers on the Funds Flow Memo;
(ii)second, to such payees of the Sellers’ Expenses, to the extent that such payment is not duplicative and there has not been a corresponding equivalent reduction in the calculation of the Closing Working Capital, as directed in writing by the Company prior to the Closing and as designated by Sellers on the Funds Flow Memo;
(iii)third, to the Escrow Agent pursuant to the Escrow Agreement, an amount equal to $3,000,000.00 (the “Initial Escrow Amount”) to be held in the Escrow Account until the Escrow Final Release Date (or earlier disbursed per its terms, with the Escrow Release Amounts (if any) released on the first, second, third or fourth anniversary of the Closing or other date, as applicable, and the Buyer and Representative shall each execute and deliver to the Escrow Agent joint written instructions to effect the Escrow Release Amounts, if applicable) in accordance with the terms of the Escrow Agreement to secure the Sellers’ obligation to provide indemnification pursuant to Article 7 and each of the Seller’s obligations under Section 1.7(e);
(iv)fourth, delivery of the Replacement Restricted Stock (as defined in Section 1.3(e) and pursuant to the timing of delivery set forth in Section 1.3(e)) to Rokhfeld and Pinto with such Replacement Restricted Stock with an aggregate value as set forth in the Funds Flow Memo;
(v)fifth, delivery to each In-the-Money Option holder in such amounts as set forth in the Funds Flow Memo; and
(vi)sixth, the remainder to each Seller as designated by Sellers on the Funds Flow Memo.
1.3     Replacement Options / Replacement Restricted Stock.
(a)Definitions.

(i)“Company Options” means options to purchase shares of Company common stock, whether or not issued under the Company Option Plan.
(ii)“In-the-Money Option” means any portion of a Company Option other than Out-of-the-Money Options and Unvested Company Options.
(iii)“Out-of-the-Money Option” means, with respect to any Company Option, a Company Option, whether or not vested and exercisable, that has an exercise price payable in respect of a share of Company capital stock issuable pursuant to such Company Option that is greater than the Common / Preferred Amount Per Share.
(iv)“Unvested Company Options” means the portion of any Company Options that are unexpired, unexercised, unvested and outstanding as of immediately prior to the Closing Date, other than Out-of-the-Money Options.
(v)“Common / Preferred Amount Per Share” means (i) the
quotient of (A) $20,000,000 divided by (B) the Fully Diluted Share Number.
(vi)“Fully Diluted Share Number” means the sum of (i) the
aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Closing Date (whether or not such shares of Company Common Stock are then subject to restrictions on transfer), plus (ii) the aggregate number of shares of Company Common Stock for which all In-the-Money Options issued, outstanding and unexercised immediately prior to the Closing Date are exercisable, plus (iii) the aggregate number of shares of Company Common Stock issuable pursuant to the Company’s certificate of incorporation upon conversion of all shares of Company Preferred Stock outstanding immediately prior to the Closing Date.
(vii)“Aggregate Strike Price Spread” shall mean, with respect to a holder of Assumed Options or Replacement Options, as the case may be, the aggregate amount of (1) in the case of Assumed Options, the number of shares of Company Common Stock subject to such Assumed Options multiplied by the Common / Preferred Amount Per Share or, in the case of Replacement Options, the number of shares of Buyer common stock subject to such Replacement Options, multiplied by the fair market value of Buyer common stock less (2) the aggregate exercise price therefor.
(viii)“Aggregate Option Value” shall mean the aggregate value of all Replacement Options as of the Closing based upon the difference between the strike price of the applicable Replacement Option and the fair market value of Buyer’s common stock determined by using the average of the closing prices of Buyer’s common stock as reported by Yahoo! Finance for the ten trading days immediately preceding the Closing Date.
(b)In connection with the Closing, each In-the-Money Option shall be cancelled and such Seller holding such Company Option shall be entitled to receive for each such In-the-Money Option an amount in cash therefor as set forth on Schedule 1.3(b), subject to applicable withholding. The aggregate amount paid by the Company for cancellation of all Inthe-Money Options shall be $307,875.15 (“Aggregate Option Cash Amount”). As of the Closing, each Out-of-the-Money Option that is outstanding immediately prior to the Closing Date shall be cancelled and extinguished without any present or future right to receive any consideration therefor. The Company shall cause such payments to such Sellers in relation to cancelled In-the-Money Options to be made via payroll payment not more than thirty (30) calendar days after the Closing.
(c)As of the Closing, Buyer shall assume (i) the Company 2014 Stock Incentive Plan (the “2014 Plan”) and (ii) each Unvested Company Option held by an employee of the Company that is outstanding immediately prior to the Closing (“Assumed Options”). Each Assumed Option

shall be converted into an option issued by Buyer to purchase common stock of Buyer (a “Replacement Option”) under the 2014 Plan on the same vesting schedule and other terms as such Assumed Option was subject to under the 2014 Plan except (A) the number of shares of Buyer common stock purchasable under such Assumed Option shall equal the sum of (1) the number of shares of Company Common Stock subject to such Assumed Option multiplied by the Common / Preferred Amount Per Share divided by (2) the fair market value of a share of Buyer’s common stock, and (B) the exercise price of the Replacement Option shall be adjusted so that the Replacement Option has the same Aggregate Strike Price Spread as the Assumed Option (in the aggregate) immediately prior to Closing, in each case the fair market value of Buyer’s common stock shall be determined by using the average of the closing prices of Buyer’s common stock as reported by Yahoo! Finance for the ten (10) trading days immediately preceding the Closing Date. Notwithstanding anything herein to the contrary, the exercise price of each of the Assumed Options, the number of shares of Buyer Common Stock issuable pursuant to each Assumed Option and the terms and conditions of each Replacement Option shall in all events be determined with respect to any Assumed Options granted to an employee who is a U.S. resident or citizen, in material compliance with Section 409A of the Code, and in the case of any Company Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, Section 424(a) of the Code. Documentation reflecting the issuance of the Replacement Options shall be issued to such option holders as soon as practicable following Closing but in any event within ten (10) business days following Closing.
(d)Prior to the Closing Date, the Company shall take all action necessary to effect the treatment of Company Options provided for under this Agreement under the Company Option Plan, all Contracts governing the terms of all Company Options and under any other plan or arrangement to which the Company is a party or by which the Company may be bound, including by giving any required notice and obtaining any required consent contemplated thereby. The Company shall consult with Buyer with respect to the form and content of any notices to any holders of Company Options or solicitation of any consents or other approvals from the holders of any Company Options prior to delivery thereof.
(e)As of the Closing Date, each share of restricted stock of the Company, which shares have solely been issued to Rokhfeld and Pinto in equal amounts and equal 10% of the Fully Diluted Share Number in the aggregate, that is outstanding immediately prior to the Closing Date shall be cancelled in exchange for the right to receive a share of restricted common stock of Buyer (the “Replacement Restricted Stock”). The Replacement Restricted Stock shall be subject to a holding period of twelve (12) months. Each of Rokhfeld and Pinto shall be issued that number of shares of Replacement Restricted Stock equal to the amount set forth in the Funds Flow Memo divided by $6.75, which represents the average of the closing prices of Buyer’s common stock as reported by Yahoo! Finance for the ten (10) trading days immediately preceding the Closing Date. The Replacement Restricted Stock shall be issued in the name of Rokhfeld and Pinto with the Buyer’s transfer agent, Computershare, at Closing, and Rokhfeld and Pinto shall have the option to have the Replacement Restricted Stock certificated and placed with Royal Bank of Canada following Closing. In connection with the issuance of the Replacement Restricted Stock, each of Rokhfeld and Pinto shall be required to establish an account with Royal Bank of Canada and to take such further actions as may be required by Buyer for the issuance of the Replacement Restricted Stock.
1.The Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place electronically, on the date hereof (the “Closing Date”) by delivery via electronic transmission (with originals sent via overnight courier service if requested) of the documents to be delivered at or prior to the Closing and payments to be made in accordance with this Agreement, or in such other manner as the parties hereto may mutually agree in writing.
2.Deliveries at Closing by the Sellers and the Company. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 6.2, the Sellers and the Company will deliver or cause to be delivered the instruments, consents, certificates and other documents required of them by Section 6.1.
3.Deliveries at Closing by the Buyer. At the Closing, and upon satisfaction or waiver of the conditions set forth in Section 6.1, the Buyer will deliver or cause to be delivered the instruments, consents, certificates and other documents required of it by Section 6.2.
4.Determination of Closing Purchase Price.
(a)Within ninety (90) calendar days of the Closing Date, the Buyer will deliver to the Representative and the Escrow Agent a certificate (the “Closing Purchase Price Certificate”) executed by the authorized signatory of the Buyer setting forth a calculation of the Closing Purchase Price and an itemized statement of the Closing Working Capital (using the methodology in Schedule 1.2 of the Disclosure Schedule) and the Closing Indebtedness.
(b)If the Representative delivers written notice (the “Disputed Items Notice”) to the Buyer and the Escrow Agent within thirty (30) calendar days after receipt by the Representative of the Closing Purchase Price Certificate, stating that the Representative objects to any items in the Closing Purchase Price Certificate, specifying in reasonable detail the basis for such objection and setting forth the Representative’s proposed modification to the Closing Purchase Price, the Representative and the Buyer shall use their good faith efforts to resolve and finally determine and agree upon the Closing Purchase Price as promptly as practicable. The Disputed Items Notice shall specify those items or amounts as to which the Representative disagrees, and the Representative, on behalf of all Sellers, shall be deemed to have agreed with (and the Independent Accountant, if any, shall be deemed to be bound by) all other items and amounts contained in the Closing Purchase Price Certificate delivered pursuant to Section 1.7(a).
(c)If the Representative and the Buyer are unable to agree upon the Closing Purchase Price within twenty (20) calendar days of delivery of the Disputed Items Notice, the Representative and the Buyer will agree to select the Chicago office of Grant Thornton LLP or such other firm of independent accountants of regional standing to which the parties agree, which shall in all cases be independent from the parties hereto (the “Independent Accountant”), to resolve the items set forth in the Disputed Items Notice (the “Disputed Items”). If the Buyer and the Representative are unable to agree or those firms are unable to serve upon the selection of the Independent Accountant, either party may petition a court to select the Independent Accountant. The Buyer and the Representative shall promptly provide the Escrow Agent with a joint written notice of the selection of the Independent Accountant. The Independent Accountant will (i) resolve the Disputed Items and (ii) make a determination of the Closing Purchase Price using the calculations set forth in the Closing Purchase Price Certificate, as modified only by the Independent Accountant’s resolution of the Disputed Items or the agreement of the Buyer and the Representative. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Closing Purchase Price Certificate, the calculation of the Closing Working Capital and the Closing Indebtedness as to which the Buyer has disagreed in the Disputed Items Notice, the agreement of the Buyer and the Representative on any of the foregoing and the Independent Accountant’s determination with respect to each unresolved Disputed Item shall not be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Closing Purchase Price Certificate or in the Disputed Items Notice. The determination of the Independent Accountant will be made within fortyfive (45) calendar days of being selected. Such determination shall be final and binding upon the Buyer and the Sellers and shall be deemed a final arbitration award that is binding on the Buyer and the Sellers, and none of the Buyer or the Sellers may seek further recourse to courts or other tribunals with respect thereto, other than to enforce such determination. The fees and expenses of the Independent Accountant shall be allocated to the Buyer, on the one hand, and the Sellers, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accountant.

(d)If the Representative does not deliver the Disputed Items Notice to the Buyer and the Escrow Agent within thirty (30) calendar days of receipt by the Representative of the Closing Purchase Price Certificate, the Closing Purchase Price specified in the Closing Purchase Price Certificate will be final and binding upon the parties, including all Sellers.
(e)At such time as the Closing Purchase Price is finally determined, either (i) the Buyer shall pay to the Sellers an aggregate amount equal to the excess, if any, of the Closing Purchase Price over the Estimated Closing Purchase Price or (ii) the Representative and the Buyer shall instruct the Escrow Agent to pay the Buyer from the Escrow Account an aggregate amount equal to the excess, if any, of the Estimated Closing Purchase Price over the Closing Purchase Price. Any payment pursuant to this Section 1.7(e) shall be made within five (5) business days after the Closing Purchase Price has been finally determined hereunder by wire transfer by the Buyer or the Escrow Agent, as the case may be, of immediately available funds to the account of such other party as may be designated in writing by such other party.
(f)The Representative, Sellers and their accountants, lawyers and other representatives will be given full access during business hours and upon reasonable notice to (and shall be allowed to make copies of) the relevant books and records of the Company and to any personnel of the Company reasonably requested by such persons, in each case in connection with the final determination of the Closing Purchase Price or any dispute relating thereto.
1.8     Earn-Out Payment.
(a)In order to allow the Representative to prepare its calculations, Buyer will permit the Sellers, the Representative and its counsel, accountants and other advisors reasonable access during business hours and upon reasonable notice throughout the 2019 year, to (and shall be allowed to make copies of) the relevant books and records of the Company and to any personnel of the Company reasonably requested by such persons.
(b)On or before the earlier of (i) the date that Buyer publishes its results for 2019 and (ii) one hundred twenty (120) calendar days following the end of the Earnout Period, Buyer will prepare and deliver to the Representative its determination of the Earnout and 2019 EBITDA along with its calculations of the Earnout and 2019 EBITDA (the “Earnout Statement”) based upon the Company’s financial statements or, if applicable, Buyer’s financial statements of the Company’s division as publicly reported. The Earnout Statement shall be certified by an authorized officer of Buyer to be true, correct and complete at the time it is delivered to the Representative. Thereafter, the Earnout Statement delivered to the Representative will be final and binding on the parties unless the Representative objects within thirty (30) calendar days after receipt thereof by: (i) notifying Buyer in writing of each objection; and (ii) delivering to Buyer a statement describing the basis for each objection along with the Representative’s calculation of the Earnout and the 2019 EBITDA. Any component of Buyer’s Earnout Statement that is not the subject of an objection by the Representative will be final and binding on the parties and will be the basis for the Earnout payment described below in this Section 1.8. If Buyer agrees in writing with the objection(s) of the Representative and the Representative’s calculation of the Earnout and 2019 EBITDA, then the Representative’s calculation of the 2019 EBITDA will be final and binding on the parties and within fifteen (15) calendar days after receipt of the Representative’s objection(s) and calculations of the Earnout and 2019 EBITDA, the Earnout (as determined using the Representative’s calculation of the Earnout and 2019 EBITDA) will be paid by Buyer to the Sellers based on each Seller’s Pro Rata
Share. If Buyer does not agree with the objection(s) of the Representative or the Representative’s calculation of the Earnout and 2019 EBITDA, then Buyer must, within fifteen (15) calendar days after receipt of the Representative’s objection(s) and calculations, notify the Representative, in writing, of its disagreement.

(c)The parties will use reasonable efforts to resolve any dispute described in this Section 1.8 within twenty (20) calendar days following Buyer’s notice to the Representative that it disagrees with the Representative’s objection(s) or the Representative’s calculations of the Earnout and 2019 EBITDA. If the parties are able to resolve any disputes as to the calculation of the 2019 EBITDA within such twenty (20) calendar day period, then the Earnout (as calculated using the 2019 EBITDA agreed to among the Representative and Buyer) will be paid by Buyer to the Sellers based on each Seller’s Pro Rata Share within fifteen (15) calendar days after the resolution of the items in dispute as to the 2019 EBITDA.
(d)If, however, the parties are unable to resolve such disputes within twenty (20) calendar days following Buyer’s notice to the Representative that it disagrees with the Representative’s objection(s) or the Representative’s calculations of the Earnout and 2019 EBITDA, then by written notice from the Representative or Buyer to the other the disagreement may be submitted for resolution to the Independent Accountant. Within fifteen (15) calendar days after the Independent Accountant has been retained, the Representative and Buyer will furnish, at their own expense (in the case of the Representative, on behalf of the Sellers), to the Independent Accountant and the other party a written statement of their position with respect to each matter in dispute. Within ten (10) business days after the expiration of such fifteen (15) calendar day period, the Representative and Buyer may deliver to the Independent Accountant and to the other party their response to the other’s position on each matter in dispute. With each submission, the Representative and Buyer may also furnish to the Independent Accountant such other information and documents as they deem relevant or such information and documents as may be requested by the Independent Accountant with appropriate copies or notification being given to the other party. The Independent Accountant may, at its discretion, conduct a conference concerning the disagreement with the Representative and Buyer, at which conference each party will have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there will be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Accountant. The Independent Accountant will be directed to promptly, and in any event within forty-five (45) calendar days after their appointment pursuant to this Section 1.8, render their decision on the disputed items. The decision of the Independent Accountant on each item in dispute may not be greater than the higher position of Buyer or the Representative with respect to such item nor lower than the lower position of Buyer or the Representative with respect to such item. The Independent Accountant’s determination as to each item in dispute will be final and binding on the parties and will be set forth in a written statement delivered to the Representative and Buyer, which will include the Independent Accountant’s determination of the Earnout and the calculations of the 2019 EBITDA (the “Independent Accountant’s Report”). The Independent Accountant will also determine the proportion of its fees and expenses to be paid by each of the Representative (on behalf of the Sellers) and Buyer based primarily on the degree to which the Independent Accountant has accepted the positions of the respective parties. Each of the Representative (on behalf of the Sellers) and Buyer will pay their respective portion of the fees of the Independent Accountant directly to the Independent Accountant.
(e)Within fifteen (15) calendar days after receipt of the Independent Accountant Report, the Earnout (as determined by the Independent Accountant) will be paid by Buyer to the Sellers based on each Seller’s Pro Rata Share or as otherwise agreed among the Sellers.
(f)Buyer acknowledges and agrees that (i) the Earnout shall not be subordinated in favor of any lender, and (ii) Buyer shall not take any actions to circumvent the Earnout, directly or indirectly.
(g)The parties hereto understand and agree that (i) the contingent rights to receive any Earnout shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Buyer or the Company, (ii) Sellers shall not have any rights as a security holder of Buyer or the Company as a result of Sellers’ contingent rights to receive any Earnout hereunder, and (iii) no interest is payable with respect to any Earnout.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES CONCERNING EACH SELLER
As a material inducement to Buyer to enter into this Agreement, each Seller hereby, severally and not jointly, represents and warrants to the Buyer that each of the statements contained in this Article 2, with respect to itself, himself or herself, when read together with and qualified by the disclosure schedules attached to this Agreement (the “Disclosure Schedule”) is true and correct as of the date hereof.
2.1 Title. Each such Seller is the beneficial and record owner, and has good and marketable title to, the Target Shares set forth opposite his or her name on Annex I attached hereto (the percentage of such Target Shares owned by such Seller being his, her or its “Pro Rata Share”). At the Closing, such Seller will transfer and deliver his or her Target Shares to the Buyer free and clear of all Liens, other than restrictions imposed under applicable securities laws and the agreements among the Company and its stockholders set forth on Schedule 1.1 (which agreements will be terminated immediately prior to Closing).
2.2 Power and Authority. Such Seller has the legal capacity in the case of an individual, and the requisite power and authority in all other cases, to execute and deliver this Agreement and the other Transaction Documents to which such Seller is a party and to perform its obligations hereunder and thereunder. Any stockholder that is not a natural person has, to the extent necessary, duly and validly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Seller is a party. All actions or proceedings necessary to be taken by or on the part of such Seller to authorize and permit the due and valid execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party, the performance by such Seller of its respective obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereunder and thereunder to which it is a party have been taken.
2.3 No Conflict. Such Seller’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents to be executed and delivered by such Seller as contemplated hereby will not result in any material violation of, be in material conflict with or constitute a material default under any law, statute, regulation, rule, ordinance, contract, agreement or instrument, judgment, decree or order to which such Seller is a party or by which such Seller or his or her assets are bound.
2.4 Consents and Approvals. Except as set forth on Schedule 3.15 of the Disclosure Schedule, no consent, order, approval, authorization, declaration or filing from or with any governmental authority or third party is required on the part of such Seller to permit such Seller to fulfill all of such Seller’s material obligations under this Agreement and the other agreements, instruments and documents of such Seller contemplated hereby.
2.5 Validity and Enforceability. Assuming the valid execution and delivery by the other parties hereto and thereto, this Agreement is, and each of the other agreements, instruments and documents to be executed and delivered by such Seller as contemplated hereby will be when executed and delivered by such Seller, the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.
2.6 Certain Litigation. There is no action, proceeding or investigation pending to which such Seller is a party or, to such Seller’s actual knowledge, threatened against such Seller, which questions the validity of this Agreement or would prevent such Seller from consummating the transactions contemplated hereby or the transactions contemplated by the other Transaction Documents to which it is a party.
2.7     Investment Representations.
As a material inducement to Buyer to enter into this Agreement, Rokhfeld and Pinto hereby, severally and not jointly, each represents and warrants to the Buyer that each of the statements contained in the following Section 2.8, with respect to himself, is true and correct as of the date hereof:
(a)Such Seller is acquiring the Replacement Restricted Stock, Restricted Stock Units (as defined in Section 5.4) and any Buyer common stock that may be issued with respect to such Restricted Stock Units (collectively, the “Restricted Securities”) for his own account for investment, with no intention of distributing or selling any portion thereof within the meaning of applicable securities laws and shall not transfer the Restricted Securities in violation of the Securities Act of 1933, as amended (the “Securities Act”), or the then applicable rules or regulations thereunder or any other applicable securities law.
(b)Such Seller is able to bear the economic risk of holding the Restricted Securities for an indefinite period, and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment in the Restricted Securities.
(c)Such Seller is aware that (i) the issuance of the Restricted Securities will not be registered under the Securities Act or any state securities laws, (ii) the Buyer is relying upon, among other things, his representations and warranties in this Section 2.7 in concluding that the issuance of the Restricted Securities does not require registration under the Securities Act or any state securities laws and (iii) his right to transfer the Restricted Securities is restricted by the Securities Act and similar state securities laws, the terms of this Agreement and of the Buyer’s form of restricted stock unit award agreement.
(d)Such Seller is an “accredited investor” within the meaning of Regulation D under the Securities Act.
ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY
The Company and the Management Sellers jointly and severally represent and warrant to the Buyer that each of the statements contained in this Article 3 when qualified by the applicable Disclosure Schedule is true and correct as of the date hereof. References to the Company in this Article 3 shall be construed as a reference to Machinio Corp. and its subsidiary Machinio GmbH, where applicable.
3.1     Organization, Power and Standing.

(a)	Machinio Corp. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Machinio Corp. has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is conducted on the date hereof. The copies of the certificate of incorporation and bylaws of Machinio Corp., each as amended through the date hereof (the “Delaware Company Charter Documents”), that have been made available to the Buyer by the Company are complete and correct copies thereof.

(b)	Machinio GmbH is a private limited company duly organized, validly existing and in good standing under the laws of the Federal Republic of Germany. Machinio GmbH has full corporate power and authority to own, lease and operate its properties and to carry on its business as such business is conducted on the date hereof. The copies of the articles of incorporation and by-laws of Machinio GmbH, each as amended through the date hereof (together with the Delaware Company Charter Documents, the “Company Charter Documents”), that have been made available to the Buyer by the Company are complete and correct copies thereof.
1.Power and Authority. The Company has the corporate power and authority and has taken all required corporate action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents to be executed and delivered by the Company as contemplated hereby (collectively, the “Transaction Documents”). The Company has duly and validly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party.
2.Validity and Enforceability. Assuming the valid execution and delivery by the other parties hereto and thereto, this Agreement is, and each of the Transaction Documents will be when executed and delivered by the Company, the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.
3.Subsidiaries. Schedule 3.4 of the Disclosure Schedule sets forth all corporations, partnerships, limited liability companies, trusts, joint ventures, associations or other entities in which the Company directly or indirectly owns or controls any interest and the respective percentages of each such interest (the “Subsidiaries”). All such interests are outstanding and are duly authorized, validly issued, fully paid, and non-assessable. The Company is the registered and beneficial owner of such interests and the Company’s ownerships in such interests are free of any Liens, preemptive rights, rights of first refusal, repurchase rights, redemption rights or “put” or “call” rights created by statute, the certificate of incorporation or bylaws of the entities in which such interests exist or by any contract to which the Company is a party or by which the Company is bound. Each such interest represents the percentage of total issued and outstanding equity interest of the entities in which such interests are held as set forth in Schedule 3.4 of the Disclosure Schedule. The Company has obtained all necessary approvals and consents necessary to acquire and own such interests and none of such approvals or consents will be withdrawn, canceled, restrained or otherwise materially and adversely impacted by the transactions to be consummated under this Agreement.
4.Foreign Qualifications. Schedule 3.5 of the Disclosure Schedule sets forth a complete and accurate list of all jurisdictions in which the Company is qualified to do business as a foreign entity. There are no other jurisdictions in which the Company is required to qualify to do business as a foreign entity.
5.Capitalization. The authorized capital stock of the Company consists of: 12,500,000 shares of Common Stock, of which 5,114,464 are issued and outstanding, and 5,943,184 shares of Preferred Stock, of which 5,814,285 are issued and outstanding. Schedule 3.6 of the Disclosure Schedule sets forth a complete and accurate list of all outstanding shares of capital stock of the Company, the record holders thereof and the number and type of shares held by each record holder. Such shares are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other rights held by a third party, and have been issued in compliance with applicable law. Other than as set forth on Schedule 3.6 of the Disclosure Schedule, there are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate the Company to issue shares of its capital stock or other equity securities. Schedule 3.6 sets forth a true and complete list of all holders of such rights, indicating, as applicable, the type of right, the number of shares subject thereto, the name of the plan under which such right was granted (if any), the date of grant, exercise or purchase price, vesting schedule, payment schedule and expiration thereof. Other than as set forth on Schedule 3.6 of the Disclosure Schedule, there are no agreements, written or oral, to which the Company is a party relating to the acquisition, disposition, voting or registration under applicable securities laws of any equity security of the Company. There are no outstanding or authorized stock appreciation, phantom stock or other similar rights with respect to the Company.
6.Financial Statements.
(a)The Company has delivered to the Buyer (a) audited balance sheets, statements of operations and cash flows for the calendar years of the Company ended December 31, 2015, 2016 and 2017, and (b) an unaudited balance sheet of the Company (the “Balance Sheet”) as of May 31, 2018 (the “Balance Sheet Date”) and an unaudited statement of income for the five-month period then ended (collectively, (a) and (b) being the “Financial Statements”). The Financial Statements and the notes thereto, if any, are correct and accurate in all material respects, and fairly present, in all material respects, the financial condition of the Company for the periods then ended, and were prepared in accordance with the books and records of the Company in conformity with GAAP as consistently applied by the Company with the same accounting methods, policies, practices and procedures used for Buyer and its subsidiaries and affiliates (except as set forth on Schedule 3.7 of the Disclosure Schedule or as otherwise stated therein or in the case of unaudited financial statements for the omission of footnotes and subject to year-end adjustments).
(b)The Company has no liabilities that are not reflected on the Balance Sheet, including the notes thereto, other than liabilities arising in the ordinary course of business or liabilities incurred in connection with the transactions contemplated hereby.
(c)All material accounts receivable of the Company reflected in the Balance Sheet or existing as of the Closing Date are bona fide accounts receivables and are or will be valid and enforceable against the account debtor, subject to the allowance for doubtful accounts set forth on the Balance Sheet or in the books and records of the Company, as the case may be. The Company and the Sellers have delivered to the Buyer as Schedule 3.7(c) of the Disclosure Schedule a true and correct list of all material accounts receivable which have been deemed uncollectable by the Company as of the date hereof. Without limitation of the foregoing representations in this Section 3.7(c), neither the Company nor the Management Sellers is representing, warranting or guaranteeing the collectability of any accounts receivable.
(d)Schedule 3.7(d) of the Disclosure Schedule sets all of the Company’s outstanding indebtedness on the date hereof that would constitute Closing Indebtedness.
1.Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Schedule 3.8 of the Disclosure Schedule and except for transactions contemplated by this Agreement, (a) the Company has conducted its business in all material respects in the ordinary course, (b) no Lien has been placed upon any of the Company’s assets, other than Permitted Liens, (c) the Company has not acquired or disposed of any material assets, except in the ordinary course of business, (d) there has been no material damage, destruction or casualty loss (other than those covered by insurance) with respect to any of the assets or properties of the Company, with reasonable wear and tear excepted, (e) the Company has not cancelled, compromised or waived any material right or claim outside of the ordinary course of business, (f) the Company has not accelerated, terminated, modified or cancelled any material agreement, contract, lease or license related to the Company’s business and (g) to the Company’s knowledge, there has been no event or circumstance relating specifically to the Company that has caused a Company Material Adverse Effect. As used herein, the term “Company Material Adverse Effect” shall mean a material adverse effect on the assets, liabilities, properties or financial condition of the Company, taken as a whole; provided, however, that in no event shall any of the following be taken into account in the determination of whether a Company Material Adverse Effect has occurred: (a) any change in any Legal Requirement or GAAP; (b) any change resulting from conditions affecting any of the industries in which the Company operates or from changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack), so long as the Company is not disproportionately affected thereby; (c) any change resulting from national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States; (d) any change resulting from financial, banking, or securities markets (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby); (e) any change resulting from the taking of any action contemplated by this Agreement or the other agreements contemplated hereby or the announcement of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby; (f) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement or attributable to the fact that the Buyer or any of its Affiliates are the prospective owners of the Company; (g) any change resulting from any adverse change in or effect on the business of the Company that is caused by any delay in consummating the Closing as a result of any violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Company at the Closing; and (h) any change resulting from any “act of God”, including weather, natural disasters and earthquakes; provided, however, that any event, occurrence, fact, condition or change referred to in clauses (a) or (b) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially adverse and disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.
2.Taxes.
(a)The representations and warranties set forth in this Section 3.9 are subject in all respects to the qualifications and disclosures set forth on Schedule 3.9 of the Disclosure Schedule.
(b)For purposes of this Agreement, the following definitions shall apply:

(i)	“Code” means the Internal Revenue Code of 1986, as amended.

(ii)	“Post-Closing Tax Period” means all taxable periods beginning on or after the day after the Closing Date and the portion of a Straddle Period beginning on the day after the Closing Date.

(iii)	“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of a Straddle Period ending on and including the Closing Date.

(iv)	“Pre-Closing Taxes” means any and all Taxes of the Company
that are attributable to a Pre-Closing Tax Period.

(v)	“Straddle Period” means a Tax period that includes, but does not end on, the Closing Date.

(vi)	“Tax” or “Taxes” means (A) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including, without limitation (I) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (II) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (B) liability for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any affiliated, consolidated, unitary or similar group or (C) liability for the payment of any amounts of the type described in clause (A) or (B) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person. As used herein, “Person” means any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality or any other entity.

(vii)	“Tax Returns” means all reports, estimates, declarations of
estimated Tax, information statements and returns relating to Taxes and any schedules attached to or amendments of any of the foregoing.

(viii)	“Treasury Regulations” means the income tax regulations
promulgated by the United States Department of Treasury pursuant to the Code.
(c)Filing of Tax Returns and Payment of Taxes.

(i)	The Company has filed when due all Tax Returns required by
applicable law to be filed with respect to the Company and all Taxes shown to be due on such Tax Returns have been paid (except for Taxes which were contested in good faith);

(ii)	All such filed Tax Returns were true, correct and complete as of the time of such filing;

(iii)	All Taxes relating to periods ending on or before the Closing Date owed by the Company (whether or not shown on any Tax Return) at any time prior to the Closing Date, if required to have been paid, have been timely paid to the proper governmental authority (except for Taxes which are being contested in good faith shown on Schedule 3.9 of the Disclosure Schedule);

(iv)	Any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith, has been adequately provided for on the Financial Statements of the Company, and on Schedule 3.9 of the Disclosure Schedule. The Company has properly accrued and reflected on the Financial Statements and will from the date of the latest financial statements through the Closing Date (as well as including on the Closing Working Capital calculation) properly accrue, all liabilities for Taxes and assessments, all such accruals being in the aggregate sufficient for payment of all such Taxes and assessments;

(v)	The Company has not filed a Form 2848 (Power of Attorney) with the Internal Revenue Service in connection with any of the Pre-Closing Tax Years, and has not executed any waivers to extend any applicable statute of limitations in respect of any Pre-Closing Tax Period; and

(vi)	Schedule 3.9 of the Disclosure Schedule lists all federal, state and local income Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 2013, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of an audit, to the Company’s knowledge.
(d)Except as otherwise disclosed in Schedule 3.9(d) of the Disclosure Schedule, the Company will not be required to include any item of income in taxable income for any Post-Closing Tax Period as the result of any (i) change in method of accounting for a PreClosing Tax Period, (ii) installment sale made on or prior to the Closing Date or (iii) prepaid amount received on or before the Closing Date.
(e)To the Company’s knowledge, there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company in respect of any Tax or assessment, nor is any claim for additional Tax or assessment asserted in writing by any Tax authority.
(f)The Company has made or caused to be made all withholdings of Taxes required to be made and has complied with all applicable Tax information reporting requirements, and such withholdings have either been timely paid to the appropriate governmental authority or set aside in appropriate accounts for such purpose if such Taxes have not been required to have been paid over to a governmental authority.
(g)There are no Tax Liens pending or, to the knowledge of the Company, threatened against the Company or its assets or property, other than the Permitted Liens.
(h)The Company is not now, nor has previously been, a member of an affiliated group filing a consolidated, combined, unitary or similar Tax Return. The Company has no liability for Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), as a transferee or successor, by contract, or otherwise.
(i)No material claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(j)To the Company’s knowledge, the Company is not now, nor has it previously been, a party to a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.
(k)No withholding is required under Section 1445 of the Code in connection with the consummation of the transactions contemplated by this Agreement.
(l)There is no currently effective election to be an S corporation under Section 1362(a) of the Code with respect to the Company. Within the last five (5) years, the Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code.
(m)The Company will not be required as a result of any “closing agreement,”
as described in Section 7121 of the Code, to include any item of income or exclude any item of deduction from any Post-Closing Tax Period.
(n)The Company has not made any payments, nor will it become obligated under any Benefit Plan or any contract entered into on or before the Closing Date, to make any payments that could be non-deductible under Section 280G of the Code or that could give rise to any obligation to indemnify any Person for any Tax payable pursuant to Section 4999 of the Code.
(o)The Company is not a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for tax purposes.
(p)The Company has not taken any action that is not in accordance with past practice that could defer a liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period. The Company has at all times used the cash method of accounting for income Tax purposes.
1.Personal Property. The Company has valid title to or a valid leasehold, license or other similar interest in its material tangible personal property, free and clear of all Liens, except for Permitted Liens. The equipment and other tangible operating assets of the Company, taken as a whole, are in good condition and repair sufficient to conduct the business of the Company as the same is conducted on the date hereof, normal wear and tear excepted.
As used in this Agreement, “Permitted Liens” means (a) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (b) Liens for Taxes not yet due and payable, or that are being contested in good faith, (c) purchase money Liens incurred in the ordinary course of business, (d) the Liens listed on Schedule 3.10 of the Disclosure Schedule, (e) Liens created as a result of any action taken by or through the Buyer or any of its Affiliates, (f) Liens securing the Closing Indebtedness, which will be removed at Closing, (g) Liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under lease arrangements or license arrangements, (h) zoning, building codes, and other land use laws regulating the use or occupancy of any real property leased by the Company or the activities conducted thereon that are imposed by any governmental entity having jurisdiction over such leased real property, and (i) any restrictions under applicable securities laws.
2.Real Property.

(a)	The Company does not own any real property.

(b)	Schedule 3.11 of the Disclosure Schedule describes each interest in real property leased by the Company, including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased. The Company enjoys peaceful and quiet possession of its leased premises and has not received any written notice from any landlord asserting the existence of a material default under any such lease or been informed in writing that the lessor under any such lease has taken action or, to the knowledge of the Company, threatened to terminate the lease before the expiration date specified in the lease. Except as set forth on Schedule 3.11 of the Disclosure Schedule, each lease of real property is valid and binding against the Company and, to the knowledge of the Company, against the counterparty thereto, and the Company has not subleased, licensed or otherwise granted to any Person or entity the right to use or occupy any of the leased real property or any portion thereof. Except as shown on Schedule 3.11 of the Disclosure Schedule, the transactions contemplated by this Agreement will not be the basis for any lessor to terminate its lease prior to the expiration date of the lease.
3.12     Intellectual Property.
(a)As used herein “Intellectual Property” means all (i) patents, provisional patent applications, patent applications, continuations, reissues, reexaminations, rights of priority, extensions and invention disclosures, (ii) trademarks and service marks (in each case, whether registered or unregistered), (iii) trade names and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iv) mask works and copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade dress, trade secrets and other confidential information (including, without limitation, ideas, formulae, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information) and (vii) Uniform Resource Locators (a.k.a. “URLs” or “domain names”). As used herein, “Company Intellectual Property” means Intellectual Property owned by the Company.
(b)Schedule 3.12 of the Disclosure Schedule contains a list of all Company Intellectual Property included in clauses (i), (ii), (iii), (iv) and (vii) of the definition of Intellectual Property which the Company owns and has registered with a governmental or other appropriate authority, or with respect to which the Company has filed an application for such a registration, except for any Company Intellectual Property that has been abandoned by the Company. The Company Intellectual Property is subsisting and valid. The Company has paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Company Intellectual Property.
(c)Schedule 3.12 of the Disclosure Schedule also contains a list of all material exclusive licenses granted by the Company to any third party with respect to any owned Company Intellectual Property and all material exclusive licenses granted by any third party to the Company with respect to any Company Intellectual Property, excluding “off-the-shelf” or “shrink wrap” products licensed to the Company and excluding products licensed by the Company in the ordinary course of business (collectively, the “IP Licenses”). The Company is in material compliance with the terms of such exclusive licenses.
(d)Schedule 3.12 of the Disclosure Schedule contains a description of all licenses granted by the Company to any third party (collectively, the “Out Licenses”) with respect to any Company Intellectual Property that is material to the Company’s business as currently conducted. The Company is in material compliance with the terms of such Out Licenses.
(e)Schedule 3.12 of the Disclosure Schedule contains a description of all licenses granted by any third party (collectively, the “In Licenses”) to the Company with respect to any Intellectual Property that is material to the Company’s business as currently conducted, excluding licenses for “off-the-shelf” software or “shrink wrap” products. The Company is in material compliance with the terms of such In Licenses.
(f)Except as set forth on Schedule 3.12 of the Disclosure Schedule, (i) the Company is not violating any Intellectual Property of any other Person and (ii) to the knowledge of the Company, no third party is infringing on any Company Intellectual Property owned by the Company.
(g)The Company has taken reasonable steps to protect its rights in, and (to the extent confidential) the confidentiality of, the material Company Intellectual Property and any material Intellectual Property provided by any other Person to the Company.
(h)The Company has taken all reasonable steps to secure ownership of all Intellectual Property created by employees, independent contractors and other third parties providing services to the Company, to the extent such Intellectual Property is material to the Company’s business, including transferring Intellectual Property and work products from them to the Company and entering into appropriate and enforceable agreements to transfer the same to the Company.
(i)The Company is in material compliance with all data privacy and data security laws in the jurisdictions in which it operates or has customers.
1.Material Contracts. Set forth on Schedule 3.13 of the Disclosure Schedule is a list of all Material Contracts of the Company, showing the parties thereto. Each Material Contract is in full force and effect and the Company, and, to the knowledge of the Company, each other party thereto has performed all material obligations required to be performed by them thereunder. The Company is not in default or breach in any material respect under any material provision of any Material Contract. Except as set forth in Schedule 3.13, to the knowledge of the Company, no third party is in default in any material respect under any material provision of any Material Contract. To the Company’s knowledge, the Company is not in receipt of any written claim of default under any such Material Contract; and the Company has no current expectation or intention of not performing any obligation pursuant to any Material Contract in the ordinary course of business consistent with past practice.
As used herein, the term “Material Contract” means (i) any written employment agreement other than agreements terminable at will and without an obligation to pay severance or other termination pay; (ii) any consulting agreement or service agreement (other than supplier or customer agreements) which has a duration of more than one (1) year after the Closing Date or which has annual consideration in excess of $50,000.00 or any service agreement which is an agreement to hire temporary workers; (iii) other than written agreements with professional advisors, any agreement of agency, representation, distribution, or franchise where annual consideration has been or is likely to be in excess of $50,000.00; (iv) any agreement with a supplier or customer of the Company with annual consideration in excess of $50,000.00 (other than purchase orders and customer agreements in the nature thereof in the ordinary course of business and other than those contracts or agreements that will be terminated at or prior to the Closing or are terminable by notice of not more than sixty (60) calendar days without material liability to the Company); (v) any agreement relating to the Closing Indebtedness or obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantees or similar credit transaction; (vi) any agreement pursuant to which the Company is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other person or entity with annual consideration in excess of $50,000.00; (vii) any arrangement or other agreement which involves a sharing of profits or any joint venture, partnership or similar agreement or arrangement; and (viii) any arrangement or other agreement providing for the payment of any cash or other benefits to an employee upon the sale or change of control of the Company or the sale of a substantial portion of its assets, including any sale bonus; (ix) any agreement prohibiting the Company from freely engaging in any business or competing anywhere in the world; and (x) all other written agreements where annual consideration has been or is likely to be in excess of $50,000.00 (other than those described in Section (i)-(x)).
2.Litigation. Except as disclosed on Schedule 3.14 of the Disclosure Schedule, there is no material action, arbitration, litigation, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against the Company.
3.No Conflict; Required Consents and Approvals. Except as set forth on Schedule 3.15 of the Disclosure Schedule, the Company’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby will not result in any material violation of, be in material conflict with or constitute a material default under the Company Charter Documents, any Material Contract, any Authorization or any Legal Requirement. Except as set forth on Schedule 3.15 of the Disclosure Schedule, no material consent, order, approval, authorization, declaration or filing with or from any governmental authority or any party to a Material Contract is required on the part of the Company for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by the Company.
4.Licenses and Permits. Schedule 3.16 of the Disclosure Schedule sets forth a list of all licenses, permits and authorizations (including expiration dates) of governmental authorities held by the Company that are material to the business of the Company as it is currently conducted (collectively, the “Authorizations”). The Authorizations are in full force and effect. The Company is in material compliance with the Authorizations. To the knowledge of the Company, no governmental authority has threatened the suspension or cancellation of any Authorization, except where such threatened suspension or cancellation relates to such items of noncompliance that the Company had previously remedied or will remedy within the applicable cure periods. To the knowledge of the Company, the Company is not aware of any fact or occurrence that would result in the Authorizations not being renewed in the normal course. The Company has provided access to Buyer to complete and correct copies of all material permits, licenses and authorizations.
5.Compliance With Laws. Except as set forth on Schedule 3.17 of the Disclosure Schedule or in Section 3.12, the Company is in material compliance with all Legal Requirements (except as to Taxes, as to which Section 3.9 only applies, to Benefit Plans, as to which Section 3.19 only applies, and to Environmental Laws, as to which Section 3.22 only applies), including, but not limited to, all Legal Requirements relating to cyber-security, privacy and data protection. As used in this Agreement, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees and orders and all governmental rules and regulations applicable to such Person.
6.Employees and Compensation. Schedule 3.18 of the Disclosure Schedule sets forth a true and correct list of the name and current annual salary of each current employee of the Company and states whether such employee is an employee of Machinio Corp. or Machinio GmbH. The Company is not a party to a collective bargaining agreement or other contract with any labor organization or other representative of any Company employees, nor is any such agreement presently being negotiated by the Company. No labor union or representative thereof claims to be or, to the Company’s knowledge, is currently seeking or has sought, in the past five years, to represent such employees. To the Company’s knowledge, no employee identified on Schedule 3.18 of the Disclosure Schedule has any present intention to terminate his or her employment with the Company within the next 12 months or is bound by any confidentiality agreement, non-competition agreement or other contract that may reasonably be expected to have a material adverse effect on such employee’s participation in the Company’s business. Except as disclosed on Schedule 3.18, during the ten (10) year period preceding the date of this Agreement, the Company has complied in all material respects with all Legal Requirements relating to employment and employment practices, employee record-keeping, terms and condition of employment, employee leave (including paid sick time), employee accommodations, background checks, drug and/or alcohol testing, workers’ compensation, unemployment compensation, employee garnishments, whistleblower requirements, employee hiring and termination, paid time off, non-discrimination, non-retaliation, payment of employment-related taxes, compliance with the Fair Labor Standards Act, employee and independent contractor classification, wages and hours, overtime, meal and rest breaks, Worker Adjustment Retraining Notification Act, Occupational Safety and Health Act and any state and local equivalents and similar matters. There are no pending or, to the Company’s knowledge, threatened employment-related claims between the Company and any of its employees or former employees and there have been no such claims in the past three (3) years. As of Closing, all present and former employees and contractors of the Company will have been paid all wages, bonuses and other compensation owed to them by the Company, other than payments that are, consistent with past practice, not yet payable (such as wages for the most recent pay period or bonuses not yet paid). To the Company’s knowledge, the

Company (i) does not employ any individual who is not legally authorized to work in the United States or Germany, as applicable, and (ii) has complied in all material respects with all applicable immigration laws.
7.Benefit Plans.
(a)Schedule 3.19 of the Disclosure Schedule sets forth all employee benefit plans and arrangements (including, but not limited to, plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained by the Company, currently or in the last five (5) years, for the general benefit of their employees, or with respect to which the Company has any direct or contingent liability (including, but not limited to, liabilities arising from affiliation under Section 414(b), (c), (m) or (o) of the Code, or Section 4001 of ERISA) (the “Benefit Plans”). The Company has no liability with respect to any “defined benefit plans” as defined in ERISA.
(b)With respect to each Benefit Plan, the Company has made available to the Buyer true and complete copies of: (i) any and all plan documents and agreements; (ii) any and all outstanding summary plan descriptions and material modifications thereto, if applicable; (iii) funding and investment management agreements; (iv) insurance policies; (v) employee booklets; (vi) the most recent financial statements and asset statements; and (vii) all material correspondence (including relevant reports filed with the Internal Revenue Service, the Department of Labor or any of their related entities by or on behalf of the Benefit Plan) with the Internal Revenue Service, the Department of Labor or any of their related entities that has been provided to the Company. No changes have occurred or are expected to occur which would materially affect the information contained in the reports to the Internal Revenue Service, the Department of Labor or any of their related entities. In the case of each unwritten Benefit Plan, the Company has delivered to the Buyer a written description which accurately describes all material provisions with respect to such Benefit Plan.
(c)With respect to each Benefit Plan, to date and through the Closing Date: (i) such Benefit Plan has been established, registered (where required), qualified (where required), maintained, administered, funded and invested in accordance with its terms and all Legal Requirements (including but not limited to ERISA, the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, and the Health Insurance Portability and Accountability Act of 1996) in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which the Company or any Benefit Plan would be liable in any material respect; (iii) no disputes (other than routine claims for benefits) are pending, commenced or, to the knowledge of the Company, threatened; and (iv) the Company has not taken any action that could reasonably be expected to subject the Company to any material Tax under Section 4975 of the Code.
(d)Each Benefit Plan that is intended to meet the requirements of a “qualified plan” within the meaning of Sections 401(a) and 501(a) of the Code has applied for and/or received a favorable determination letter from the Internal Revenue Service (or, if such Benefit Plan is a prototype or volume submitter plan document, such prototype or volume submitter plan document has received a favorable opinion letter from the Internal Revenue Service that the form meets the tax qualification requirements) to the effect that such Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of material liability, penalty or tax under ERISA, the Code or other applicable laws.
(e)No Benefit Plan is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code.
(f)Except as set forth on Schedule 3.19 of the Disclosure Schedule, neither the entering into of this Agreement nor the consummation of the transactions contemplated by this Agreement will, directly or in combination with any other event, (i) accelerate the time of payment or vesting under any

Benefit Plan, (ii) increase the amount of compensation or benefits due to any individual under any Benefit Plan, or (iii) restrict the right of the Company to amend or terminate any Benefit Plan. The Company has no obligation to gross up or indemnify any Person for any Tax incurred under Section 409A or 4999 of the Code.
(g)None of the Benefit Plans provides or promises post-employment or post-
retirement benefits to or in respect of employees or any former employees.
(h)All Benefit Plans (if any) requiring funding on the part of the Company are fully funded and will be fully funded without any deficiency up to and including the Closing Date.
(i)All Company and employee payments, contributions or premiums ever required to be remitted, paid to or in respect of each Benefit Plan have been, and will continue to be, paid or remitted in a timely fashion in accordance with the terms of the Benefit Plans and applicable laws up to and including the Closing Date.
(j)All benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved as set forth on Schedule 1.2 of the Disclosure Schedule.
(k)The Company has established the current level of reserves under each Benefit Plan consistent with past practice.
(l)The Company has not incurred any liability to the Internal Revenue Service, any multiemployer plan or otherwise with respect to any employee pension benefit plan that has not been satisfied in full, and no condition exists that presents a material risk to the Company of incurring such a liability. This includes but is not limited to any unfunded liabilities, or any other joint and several, potential, contingent or actual, or other similar liabilities, on account of or in connection with any of the Benefit Plans in which the Company is a participating employer.
(m)To the Company’s knowledge, all employee data necessary to administer each Benefit Plan in accordance with its terms and conditions and all applicable Laws is in the possession of the Company and such data is complete, correct, and in a form which is sufficient for the proper administration of each Benefit Plan.
(n)There is no Benefit Plan, and the Company has never sponsored a Benefit Plan, that is a nonqualified deferred compensation plan that is subject to Section 409A of the Code.
(o)Neither the Company nor another “party in interest” or any “disqualified person” with respect to any Benefit Plan that is subject to ERISA or the Code has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code or engaged in a similar transaction with respect to any such Benefit Plan that is reasonably expected to result in a material Tax.
(p)No reportable event, as defined in ERISA, has occurred in connection with the Benefit Plans.
1.Insurance. The Company is insured under the insurance policies listed on Schedule 3.20 of the Disclosure Schedule. The Company is in compliance in all material respects with the terms and provisions of such insurance policies. Except as disclosed on Schedule 3.20 of the Disclosure Schedule, as of the date hereof, there are no pending claims under any such insurance policy as to which the respective insurers have denied coverage. The Company has made available to Buyer true and complete copies of all such insurance policies. Schedule 3.20 of the Disclosure Schedule also describes any self-insurance or co-insurance arrangements by or affecting the Company, including any reserves established under such insurance. Each Insurance Policy is in full force and effect as of the date hereof. The Company is current in all premiums or other payments previously due under such insurance policies. Since the Balance Sheet Date, the Company has given timely notice to the insurer of all material claims that may be insured under such insurance policies.
2.Brokers. Except as set forth on Schedule 3.21 of the Disclosure Schedule, the Company has not engaged any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement as a result of any agreement of the Company.
3.Compliance With Environmental Laws. Each of the representations and warranties set forth in this Section 3.22 is subject in all respects to the further qualifications and disclosures set forth on Schedule 3.22 of the Disclosure Schedule.
(a)For purposes of this Agreement, the following definitions shall apply:
(i)“Environment” shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and indoor and outdoor ambient air.
(ii)“Environmental Claim” shall mean any litigation, proceeding, order, claim, demand, directive, summons, complaint, written notice, written notice of violation, written information demand, cause of action or citation, from any governmental authority or third party asserting rights or obligations relating to Environmental Laws or the discharge, release or disposal of Hazardous Substances into the Environment.
(iii)“Environmental Laws” shall mean all foreign, federal, state and local statutes, regulations, rules and ordinances relating to pollution or the protection of the Environment, management of Hazardous Substances or the discharge of Hazardous Substances into the Environment.
(iv)“Hazardous Substances” shall mean any substance that is a “hazardous substance,” “hazardous waste,” “toxic substance,” “toxic waste,” “pollutant,” “contaminant” or words of similar import under any Environmental Law including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), and the Clean Air Act (42 U.S.C. §7401 et seq.), and including, without limitation, which contains polychlorinated biphenyl, asbestos or gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds.
(b)Except as set forth on Schedule 3.22(b) of the Disclosure Schedule, the Company and the business and operations of the Company during the past five years have been and are in material compliance with all applicable Environmental Laws.
(c)Except as set forth on Schedule 3.22(c) of the Disclosure Schedule, the Company has obtained all material permits, licenses and authorizations required under applicable Environmental Laws for its operations and business and the business and operations of the Company are and have been during the last three years in material compliance with the terms and conditions of such required permits, licenses and authorizations, to the extent required.
(d)There are no pending or, to the Company’s knowledge, threatened material Environmental Claims against the Company,
(e)None of the following has existed currently exists at any property or facility currently owned or operated by the Company or has existed during the period the Company has currently owned or operated such property or facility: (i) underground storage tanks; (ii) friable asbestos-

containing materials; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or hazardous waste disposal areas.
(f)The Company has not either expressly or by operation of law, assumed or undertaken any liability, including without limitation any material obligation for corrective or remedial action, of any other Person related to any Environmental Laws.
(g)The Company has provided access to complete and correct copies of (i) all current and material permits, licenses and authorizations required under applicable Environmental Laws for the operation of the Company, (ii) all written reports, correspondence, assessments and investigations within its possession concerning disposals, spills, leaks, releases (including past disposal, spills, leaks or releases) and potential releases of Hazardous Substances into the Environment at the Company’s places of business or, with respect to any Hazardous Substances generated by the Company, released at any off-site locations and (iii) all written reports, correspondence, assessments and investigations regarding any alleged violation of Environmental Law by the Company or its business or operations.
(h)The representations in this Section 3.22 are the exclusive representations in this Agreement regarding environmental matters and liabilities under Environmental Law, except for permits and licenses which are also covered by Section 3.16.
1.Affiliate Transactions. Except for employment relationships and the payment of compensation and benefits in the ordinary course of business or as disclosed on Schedule 3.23 of the Disclosure Schedule, the Company is not a party to any contract or other arrangement with any stockholder, officer, director or Affiliate of the Company. As used herein, the term “Affiliate” shall have the meaning given to it under Rule 405 promulgated under the Securities Act.
2.Customers and Suppliers. Except as set forth on Schedule 3.24 of the Disclosure Schedule, no Major Customer and/or Major Supplier has notified the Company in writing that it intends, and to the Company’s knowledge no Major Customer and/or Major Supplier intends, to terminate or materially and adversely modify its relationship with the Company. Except as set forth on Schedule 3.24 of the Disclosure Schedule, no Major Customer or Major Supplier of the Company has during the last twelve months (i) materially decreased or limited, or threatened, in writing, to materially decrease or limit, its purchase of the Company’s products, or its supply of materials or services to the Company, as the case may be and/or (ii) provided written notice to the Company that it intends to materially breach, repudiate, terminate or otherwise fail to perform a material portion of any existing written contract or will not consider the Company for future work. Schedule 3.24 of the Disclosure Schedule lists the ten largest customers of the Company by sales during the period from March 31, 2017 through March 31, 2018 (each a “Major Customer”). Schedule 3.24 of the Disclosure Schedule also lists the ten largest suppliers of the Company by expenses of the Company for materials or services purchased during the period from March 31, 2017 through March 31, 2018 (each a “Major Supplier”).
3.Absence of Questionable Payments.

(a)	The Company has not engaged in any activity, practice or conduct which would constitute an offense under the US Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation otherwise relating to bribery or corruption of any relevant jurisdiction where the Company conducts its business (collectively, “Applicable Anti-Corruption Laws”).

(b)	No Associated Person has engaged in any activity, practice or conduct which would constitute a violation under Applicable Anti-Corruption Laws. As used herein, “Associated Person” means in relation to the Company, its officers, directors, employees and agents and of any Subsidiary of the Company.

(c)	The Company has not received notice that it is or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any violation or alleged violation under the Applicable Anti-Corruption Laws.
1.Bank Accounts. The attached Schedule 3.26 of the Disclosure Schedule lists all of the Company’s bank accounts (designating each authorized signatory). Machinio Corp. has filed all Reports of Foreign Bank and Financial Accounts (FBAR) with the US Department of Treasury and such reports are true and correct in all respects.
2.Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, have been maintained in accordance in all material respects with sound business practices. Upon the consummation of the Closing, all of those material books and records will be in the possession of the Company.
3.Compliance with OFAC. None of the Company or any director, officer, agent, employee or Affiliate of the Company is a Person that is, or is owned or controlled by a Person that is, currently the subject or target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Treasury Department or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject or the target of Sanctions, including, without limitation, Cuba, Iran, North Korea, Sudan and Syria
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Sellers and the Company that each of the statements contained in this Article 4 is true and correct as of the date hereof.
4.1 Organization, Power and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as such business is conducted on the date hereof.
4.2 Power and Authority; No Conflict. The Buyer has full power and authority and has taken all required action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents to be executed and delivered by the Buyer as contemplated hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, by-law, organizational document, Legal Requirement, contract, agreement or instrument to which the Buyer is a party or by which the Buyer or its assets are bound. The Buyer has duly and validly authorized the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party.
4.3 Consents and Approvals. Except as set forth on Schedule 3.15 of the Disclosure Schedule, no consent, order, approval, authorization, declaration or filing from or with any governmental authority or third party is required on the part of the Buyer for or in connection with the execution, delivery and performance of this Agreement or any other agreement, instrument or document contemplated hereby by the Buyer and the consummation by the Buyer of any of the transactions contemplated herein or therein.

4.4 Validity and Enforceability. Assuming the valid execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other agreement, instrument and document of the Buyer contemplated hereby will be when executed and delivered by the Buyer, the valid and legally binding obligation of the Buyer, enforceable against it in accordance with their respective terms, subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.
4.5 Brokers. The Buyer has not engaged any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Buyer is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE 5 COVENANTS
5.1     Tax Matters.
(a)Tax Indemnification. The Sellers shall indemnify the Company and the Buyer from and against any and all Losses attributable to (i) all Pre-Closing Taxes (or the nonpayment thereof), (ii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring prior to the Closing (iii) Taxes arising from or attributable to any inaccuracy in or breach of any representation or warranty made in Section 3.9 hereof, and (iv) Taxes arising from or attributable to any breach of any Tax covenant under this Agreement. Notwithstanding the foregoing, neither Buyer nor the Company shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent such Taxes (i) are attributable to taxable periods (or portions thereof) beginning after the Closing Date, (ii) are due to the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating losses, credits or other similar Tax attributes from a Pre-Closing Tax Period, (iii) result from transactions or actions taken by Buyer or any of its Affiliates after the Closing that are not contemplated by this Agreement or (iv) were already taken into account in the calculation of the Closing Working Capital or the Closing Purchase Price.
(b)After the Closing, all refunds or other amounts received or receivable by the Buyer, the Company or any Affiliate thereof in respect of Taxes of the Company for any PreClosing Tax Period shall be paid, net of any income tax effect to the Company related to the receipt thereof, to each applicable Seller promptly upon receipt, except to the extent such refunds were reflected on the statement of the Closing Working Capital and taken into account in the calculation of the Closing Purchase Price. Upon the Representative’s request and at Seller’s expense, Buyer shall file (or cause to be filed) all Tax Returns (including amended Tax Returns) or other documents claiming any refunds, including through the carryback of any net operating losses that are attributable to a Pre-Closing Tax Period, to which Seller is entitled pursuant to this Section 5.1(b). Any payments required to be made under this Section 5.1(b) shall be made in immediately available funds, to the Sellers based on each Seller’s Pro Rata Share, within fifteen (15) calendar days of the receipt of the applicable refund. The Buyer shall not cause or permit the Company to amend, and the Company shall not amend, the Tax Returns of the Company in respect of any Pre-Closing Tax Period without the prior written consent of the Representative, on behalf of the Sellers (such consent not to be unreasonably withheld, delayed or conditioned). In the event that any net operating losses attributable to a Pre-Closing Tax Period were carried back based upon the Representative’s request as provided herein, and any deductions relating to the carryback of such net operating losses and corresponding tax refunds are reduced or denied by any taxing authority, Sellers shall indemnify and hold harmless Buyer for any Tax assessed or refund offset by such taxing authority by reason of such reduction or disallowance.
(c)Tax Returns
(i)Buyer shall prepare or cause to be prepared, at the Sellers’ cost and expense, all federal, state, local and foreign income and franchise Tax Returns of the Company for the Pre-Closing Tax Period required to be filed by the Company, the due date of which (taking into account extensions) occurs after the Closing Date, and will make available to the Representative drafts of such returns for its review and approval not later than thirty-five (35) business days prior to filing (such approval not to be unreasonably withheld, delayed or conditioned). Any Tax Return filed pursuant to the preceding sentence shall to the extent that such Tax Return shows a net operating loss of the Company, such net operating loss shall be carried back to previous Tax periods of the Company to the maximum extent permitted by applicable Law. The Buyer shall prepare or cause to be prepared, and timely file, all other Tax Returns of the Company for any other Pre-Closing Tax Period, the due date of which (taking into account extension) occurs after the Closing Date and will make available to the Representative drafts of such returns for their review and approval, not later than thirty-five (35) business days prior to the due date for filing such Tax Return by Buyer. All such Tax Returns shall be prepared in a manner consistent with the positions taken, and with accounting methods used, on the Tax Returns filed by or with respect to the Company prior to the Closing Date, unless otherwise required by applicable tax law or as agreed to by the Representative, on behalf of the Sellers, and Buyer.
(ii)The Buyer shall be responsible for preparing and filing all other Tax Returns of the Company; provided however, that in the case of any such Tax Return with respect to a Pre-Closing Tax Period or Straddle Period, not later than thirty-five (35) business days prior to the due date for filing such Tax Return by Buyer, Buyer shall provide the Representative with a copy of the draft of such Tax Return for their review and approval, on behalf of the Sellers (such approval not to be unreasonably withheld, delayed or conditioned).
(iii)Without the prior written consent of Representative, on behalf of Sellers, Buyer shall not amend any Tax Returns or make or change any Tax elections or accounting methods, or agree to the extension or waiver of the statute of limitations period or take any other action that has the effect of extending the period of assessment or collection of any Taxes, in each case with respect to the Company, relating to any PreClosing Tax Period or Straddle Period. Upon determination by Buyer that such amendment or making or changing of any Tax elections or accounting methods is so required, Buyer shall promptly notify the Representative in writing of such determination. If the Representative disagrees with such determination, the Representative shall notify Buyer of such disagreement. If the parties are unable to resolve such disagreement within fifteen (15) business days of such notification, then such disagreement shall be resolved by submitting such disagreement for resolution to the Tax Accountant (as hereinafter defined) in accordance with the procedures set forth in the following paragraph.
(iv)In the event of any disagreement between Buyer and the Representative regarding any Tax Return furnished to the Representative for approval under this Section 5.1. that cannot be resolved by the fifteenth (15th) business day prior to the due date for such Tax Return (including any applicable extensions), such disagreement shall be resolved by an accounting firm mutually agreeable to Buyer and the Representative (the “Tax Accountant”), and any such determination by the Tax Accountant shall be final. If the parties are unable to agree upon the selection of a Tax Accountant, then they will request the American Arbitration Association to furnish a list of not less than three certified public accounting firms to act as the Tax Accountant. Selection of the Tax Accountant will be made by the parties alternately striking any name from such list until only one name remains. The fees and expenses of the Tax Accountant shall be borne equally by Buyer on the one hand, and Sellers on the other. If the Tax Accountant does not resolve any differences between Buyer and Sellers with respect to such Tax Return at least five (5) business days prior to the due date therefor (including any applicable extensions), such Tax Return shall be filed as prepared by the party having the responsibility hereunder for filing such Tax Return and thereafter amended, if necessary, to reflect the Tax Accountant’s resolution.
(v)For purposes of this Agreement, in the case of any Taxes that are payable for a Straddle Period, the portion of such Tax attributable to the Pre-Closing Tax Period shall (A) in the case of any Taxes other than Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be the amount of such Tax for the Straddle Period multiplied by a fraction the numerator of which is the days in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period, and (B) in the case of any Tax based upon or related to income, sales, gross receipts, wages, capital expenditures or expenses, be deemed to be equal to the amount that would be payable if the Pre-Closing Tax Period ended on the Closing Date.
(d)Tax Audits. Buyer shall notify Representative in writing within ten (10)
calendar days after receipt by Buyer of written notice of any pending federal, state, local or foreign Tax audit or examination or notice of deficiency or other adjustment, assessment or redetermination relating to Taxes that may give rise to a claim for indemnification against the Sellers pursuant to Section 5.1(a) (each, a “Tax Matter”), describing the claim in reasonable detail, the amount thereof and the basis therefor; provided, however that Buyer’s failure to so notify Representative shall not limit Buyer’s rights under this Article except to the extent Sellers are materially prejudiced by such failure. Representative shall promptly notify Buyer in writing upon receipt by Representative of notice of any Tax audits, examinations or assessments that could give rise to Taxes of or with respect to the Company.
(e)Representative shall have the right to represent the Company’s interest in any Tax Matter for any Pre-Closing Tax Period and to employ counsel of its choice at the expense of the Sellers; provided, however, that if such Tax Matter could reasonably be expected to increase the Tax liability of Buyer, the Company or any of Buyer’s Affiliates in any PostClosing Tax Period, Representative shall (i) notify Buyer of significant developments with respect to any such Tax Matter and keep Buyer reasonably informed and consult with Buyer as to the resolution of any issue that would materially affect Buyer or any such Affiliate, (ii) give to Buyer a copy of any Tax adjustment proposed in writing with respect to such Tax Matter and copies of any other written correspondence with the relevant taxing authority relating to such Tax Matter, (iii) not settle or compromise any issue in a manner that would reasonably be expected to increase Taxes payable by the Company or by Buyer or any of its Affiliates in any Post-Closing Tax Period without the consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned) and (iv) otherwise permit Buyer to participate in all aspects of such Tax Matter, at Buyer’s own expense.
(f)In the case of a Straddle Period or Post-Closing Tax Period, Buyer shall have the sole right to control all Tax audits of the Company; provided, however, that if such Tax audit may give rise to a claim for indemnification against the Sellers pursuant to Section 5.1(a), Buyer shall (i) notify Representative in writing of significant developments with respect to any Tax audits, examinations or proceedings that could give rise to a Loss for which the Sellers are responsible under Section 5.1(a) and Article 7, and keep Representative reasonably informed and consult with Representative as to the resolution of any issue that would materially affect Representative and/or Sellers, (ii) give to Representative a copy of any Tax adjustment proposed in writing with respect to such Tax audit, examination or proceeding and copies of any other written correspondence with the relevant taxing authority relating to such Tax audit, examination or proceeding, (iii) not settle or compromise any issue in a manner that would reasonably be expected to increase Taxes indemnifiable by the Sellers under Section 5.1(a) and Article 7, without the consent of Representative, which consent shall not be unreasonably withheld, conditioned or delayed and (iv) otherwise permit Representative to participate in all aspects of such Tax audit, examination or proceeding, at the Seller’s expense.
(g)Buyer shall have the sole right to control all Tax audits of the Company not described in subsection (e) or (f) of this Section 5.1, to the extent they relate to a PostClosing Tax Period. Representative, on behalf of the Sellers, shall have the sole right to control all Tax audits of the Company not described in subsection (e) or (f) of this Section 5.1, to the extent they relate to a Pre-Closing Tax Period.
(h)Cooperation in Tax Matters. Each party to this Agreement shall provide the other parties with such assistance as may be reasonably requested by such party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administration contest or proceedings relating to liability for Taxes, and shall provide the other parties with any available records or information that may be relevant to such Tax Return, audit, examination, contest, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Return and supporting work schedules. The party requesting assistance hereunder shall reimburse the other parties for reasonable out-of-pocket expenses incurred in providing such assistance (in the case of the Representative, on behalf of the Sellers).
(i)Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne by Buyer and Sellers equally and shall be paid when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will join in any such Tax Returns and other documentation.
1.Books and Records. From and after the Closing, the Buyer will cause the Company to maintain a reasonable records retention policy. After the Closing, the Sellers and their accountants, lawyers and other representatives shall be entitled at all reasonable times to have access to and to make copies of the books and records and other information of the Company for the period prior to the Closing for any purpose relating to the Sellers’ ownership of the Company prior to the Closing including, without limitation, the preparation of Tax Returns. In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 5.2 shall not be considered a waiver by any party of any right to assert the attorney-client privilege.
2.Noncompete. Following the Closing Date, for a period of five (5) years (the “Restricted Period”), each of the Management Sellers covenants that it will not and will cause its Affiliates to not, directly or indirectly acquire, own, participate or engage in, or be employed by, an entity (other than the Company) anywhere in the world that is engaging in the online marketing, auctioning, valuation, asset management, advertising, or dealer management services in the following category of assets: vehicles, trucks, transportation and rolling stock, equipment (including, without limitation forestry, wood-working, recycling and disposal, semiconducting, test and laboratory, biotech, pharmaceutical, energy, food processing, aerospace and defense, agricultural, construction, manufacturing, fast-moving consumer goods applicable to manufacturing equipment, and printing and processing equipment), machinery, reverse supply chain retail inventory, real estate and machine tools (the “Restricted Activities”); provided, however, that, for purposes of this Section 5.3, ownership of securities having less than five percent (5%) of the outstanding voting power of any competitor that are listed on any national securities exchange shall not be deemed to be in violation of this Section 5.3 as long as such Management Seller has no other connection or relationship with such competitor. With respect to the Company’s employees and any of the Company’s customers and suppliers (such customers and suppliers, together with the employees of the Company, being “Company Contacts”), each Management Seller covenants that such Management Seller will not directly or indirectly, without Buyer’s prior written consent, solicit or otherwise interfere with the relationship between the Company and any Company Contact.
3.Management Equity Pool; Management Sellers’ Equity Awards. At Closing, in order to induce the members of management of the Company and the Management Sellers to remain employees of the Company following the Closing, Buyer shall provide for $5,000,000 management equity pool, which is composed of: (a) $2,238,521.54 of performance based restricted stock of the Buyer to be issued under the 2014 Plan to various members of management of the Company other than the Management Sellers (allocated among such management as determined by Buyer and management of the Company), (b) $1,250,000 of performance based restricted stock units of the Buyer to be issued to each Management Seller (the “Restricted Stock Units”), with such restricted stock and restricted stock units to be subject to vesting as agreed to by the parties and with the calculation of amounts with respect to satisfaction of any vesting target determined in accordance with GAAP, but in a manner consistent with the method of calculation set forth in the definition of 2019 EBITDA contained herein, and (c) $261,478.46 of Replacement Options. The Restricted Stock Units shall not be issued under the 2014 Plan or the Buyer’s Amended and Restated 2006 Omnibus Long-term Incentive Plan. The fair market value of Buyer’s common stock for purposes of the restricted stock and Restricted Stock Units to be issued pursuant to this Section 5.4 shall be $6.75, which represents the average of the closing prices of Buyer’s common stock as reported by Yahoo! Finance for the ten (10) trading days immediately preceding the Closing Date. Documentation reflecting the issuance of the restricted stock and Restricted Stock Units shall be issued to such members of management as soon as practicable following Closing but in any event within thirty (30) business days following Closing.
ARTICLE 6 CONDITIONS TO CLOSING
6.1 Conditions Precedent to the Buyer’s Obligations. The obligation of the Buyer to purchase the Target Shares and to consummate the other transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:
(a)Representations and Warranties True. Each of the representations and warranties contained in Articles 2 and 3 shall be true and correct in all material respects (other than representations and warranties that are qualified by materiality, which shall be true and correct in all respects) at and as of the Closing (except as a result of any event or circumstance contemplated, or any action or inaction required, by this Agreement or otherwise approved in writing by the Buyer, and except for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).
(b)Covenants Performed. Each Seller and the Company shall each have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement that by the terms hereof are required to be performed by them on or before the Closing Date.
(c)No Injunction, Etc. There shall not be any order of any court of competent jurisdiction or governmental agency restraining or invalidating the material transactions that are the subject of this Agreement.
(d)Required Consents. All of the approvals, consents and licenses listed on Schedule 6.1(f) of the Disclosure Schedule shall have been obtained.
(e)Escrow Agreement. The Sellers and the Escrow Agent shall have executed and delivered the Escrow Agreement.
(f)Employment Agreements. Buyer shall have executed and delivered an employment agreement, which shall include the terms and conditions of the grants of the Replacement Restricted Stock and the Restricted Stock Units, with each of Rokhfeld and Pinto in substantially in the forms as agreed among such parties (the “Employment Agreements”).
(g)Funds Flow. The Company shall have delivered to Buyer the Funds Flow Memo.
(h)Approvals. The Company shall have received the approval of its board of directors and approval of all stockholders of the Company. The Company shall also have received waivers of any right of first refusal, co-sale or other similar rights as to the purchase of any Company capital stock.
(i)FIRPTA Certificates. The Company shall have delivered to Buyer a statement that the interest in the Company is not a United States real property interest as contemplated by Section 1.1445-2(c)(3).
(j)Accredited Investor Questionnaire. Rokhfeld and Pinto shall each have furnished to Buyer on or prior to the Closing Date, completed and executed copies of the Accredited Investor Questionnaire provided to them by Buyer, and such completed questionnaires shall be acceptable to Buyer.
(k)IP Assignments. The Company shall have furnished to Buyer on or prior to the Closing Date, executed copies of invention assignment agreements for each employee of the Company in a form acceptable to Buyer.
(l)Schedule 1.1 Agreement Terminations. The Company shall have furnished to Buyer evidence of termination of those agreements set forth on Schedule 1.1.
6.2 Conditions Precedent to Each Seller’s Obligations. The obligation of each Seller to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:
(a)Representations and Warranties True. Each of the representations and warranties of the Buyer contained in Article 4 shall be true and correct in all material respects at and as of the Closing.
(b)Obligations Performed. The Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement that by the terms hereof are required to be performed by the Buyer on or before the Closing Date.
(c)No Injunction, Etc. There shall not be any order of any court of competent jurisdiction or governmental agency restraining or invalidating the material transactions that are the subject of this Agreement.
(d)Closing Payments. The Buyer shall have made the payments
contemplated by Section 1.2.
(e)Required Consents. All of the approvals, consents and licenses listed on Schedule 6.1(f) of the Disclosure Schedule shall have been obtained.
(f)Approvals. The Buyer shall have received the approval of its board of directors and approval of the stockholders necessary for such action, per the Buyer’s governance documents and applicable law.
(g)Escrow Agreement. The Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.
6.3 Conditions Precedent to Each Management Seller’s Obligations. The obligation of each Management Seller to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:
(a)Buyer shall have executed and delivered the Employment Agreements.
(b)Buyer shall have issued the Replacement Restricted Stock to the Management Sellers.
ARTICLE 7 SURVIVAL; INDEMNIFICATION
7.1 Survival. The representations and warranties contained in this Agreement and in any certificate delivered at the Closing pursuant to this Agreement shall survive the Closing until the date that is two (2) years after the Closing Date; provided, however that the representations and warranties in: (a) Sections 3.18 (Employees and Compensation) and 3.19 (Benefit Plans) shall survive the Closing until the three (3) year anniversary of the Closing Date and (b) Sections 2.1 (Title), 3.1 (Organization, Power and Standing), 3.2 (Power and Authority), 3.3 (Validity and Enforceability), 3.6 (Capitalization), 3.21 (Brokers) (collectively, the “Fundamental Representations”) and representations and warranties directly underlying the Specific Indemnity Claims (collectively, the “Specific Indemnity Representations”) and representations and warranties in Section 3.12 (Intellectual Property) shall survive the Closing until the five (5) year anniversary of the Closing Date; except that the representations and warranties in Section 3.9 (Taxes) and shall survive until sixty (60) calendar days after the applicable statute of limitations (including any extensions thereof either by operation of law or by tolling agreements executed, except, for the avoidance of doubt, to the extent any such tolling agreement is executed in contravention of Section 5.1(c)(iii)) has expired with respect to assessment of the Tax (each of the foregoing survival periods being the applicable “Cut-Off Date”). The covenants in this Agreement, to the extent they survive Closing, shall survive for the applicable statute of limitation (including any extensions thereof either by operation of law or by tolling agreements executed) except that Section 5.1 (Tax Matters) shall survive until sixty (60) calendar days after the applicable statute of limitations (including any extensions thereof either by operation of law or by tolling agreements executed, except, for the avoidance of doubt, to the extent any such tolling agreement is executed in contravention of Section 5.1(c)(iii)) applicable thereto has expired. No claim for breach of any representation, warranty, pre-Closing covenant or preClosing agreement may be brought after the applicable Cut-Off Date, except for claims (a) of which the Representative has been notified in writing with reasonable specificity by the Buyer that an indemnification claim is being made in accordance with Section 7.4 prior to the applicable Cut-Off Date or (b) of which the Buyer has been notified in writing with reasonable specificity by a Seller or the Representative that an indemnification claim is being made in accordance with Section 7.4 prior to the applicable Cut-Off Date. The post-Closing covenants and post-Closing agreements contained in this Agreement shall survive in accordance with their respective terms. Any claims for fraud shall survive indefinitely.
7.2     Indemnification of the Buyer.
(a)Subject to the other terms of this Article 7, from and after the Closing, each Seller agrees to indemnify the Buyer and the Company and hold them harmless against and in respect of any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses, including without limitation reasonable attorney’s fees (collectively, but subject to Section 7.2(d), the “Losses”) actually incurred by the Buyer and the Company that arise or result from, on a several (but not joint) basis, (i) any breach of any of the representations or warranties contained in Article 2 (as modified by the Disclosure Schedule as supplemented or amended) by such Seller and (ii) any and all Losses arising as a result of the failure of such Seller to perform any of such Seller’s covenants or agreements contained herein (in either case of (i) or (ii), such Seller is referred to as a “Breaching Seller”). The indemnification obligations set forth in this Section 7.2(a) for Losses shall only apply to the Breaching Seller and shall not exceed, in the aggregate, an amount equal the amount such proceeds received or portion of proceeds to be received by Breaching Seller pursuant to this Agreement.
(b)Subject to the other terms of this Article 7, from and after the Closing, the Sellers (including the Management Sellers) agree to indemnify the Buyer and the Company and hold them harmless against and in respect of any and all Losses (subject to Section 7.2(d)) actually incurred by the Buyer that arise or result from, on a joint and several basis any breach of any of the representations or warranties contained in Article 3 (as modified by the Disclosure Schedule as supplemented or amended) (the “Article 3 Losses”).
(c)In addition to the foregoing, but subject to Section 7.2(d), the Sellers (including the Management Sellers) agree to indemnify the Buyer and the Company and hold them harmless against and in respect of any and all Losses (collectively, with the Article 3 Losses, the “Joint Obligations”) in connection with the claims set forth in Schedule 7.2(c) of the Disclosure Schedule (the “Specific Indemnity Claims”).
(d)The Sellers’ and Management Sellers’ indemnification obligations under Joint Obligations shall be subject to the following limitations and conditions:

(i)	in no event shall Buyer’s or the Company’s Losses include: (A)
any indirect, consequential, incidental, exemplary, punitive or other special damages, or (B) any damages for claims of lost profits, loss of future revenue, diminution of value or multiple of earnings or revenue, unless such damages in (A) or (B) are expressly awarded by a court of competent jurisdiction to a third party and pursuant to a claim for indemnification Section 7.4(b);

(ii)	no claim shall be made unless the cumulative amount of Losses incurred by the Buyer or the Company exceeds one quarter of one percent (0.25%) of the Closing Purchase Price (the “Basket”), at which time the Buyer shall be entitled to an indemnity payment with respect to all such Losses from the first dollar; provided, however, that this provision shall not apply to breaches of representations, warranties, covenants and agreements contained in the Fundamental Representations, Section 3.9 (Taxes), Section 3.12 (Intellectual Property) or Section 5.6 (Tax Matters), the Specific Indemnity Claims or fraud claims;

(iii)	the Sellers’ (including the Management Sellers’) cumulative
liability for Joint Obligations (specifically excluding any claim for fraud) shall not exceed, in the aggregate, the Article 3 Indemnity Cap and shall be paid only to the extent there are either: (x) funds available in the Escrow Account or (y) amounts owed (but not paid) to the
Sellers pursuant to the Earnout (and, in such case, only in accordance with 7.2(g));

(iv)	no claim shall be made with respect to Article 3 Losses to the extent a corresponding reserve for such Losses has been made on the Company’s Financial Statements, to the extent that there has been a corresponding equivalent reduction in the calculation of the Closing Working Capital, or to the extent the Buyer may recover under any applicable insurance policy, including, but not limited to, representation and warranty insurance.
(e)For the avoidance of doubt, none of the limitations set forth in Section 7.2 (d) or otherwise in this Agreement limiting indemnification or recovery shall apply to recovery by Buyer of amounts included in Closing Indebtedness or Sellers’ Expenses and for all such amounts Buyer shall be entitled to a payment with respect to all such amounts from the first dollar.
(f)In determining the foregoing thresholds and in otherwise determining the amount of any Losses for which the Buyer is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds actually received by the indemnified party (net of any out-ofpocket costs and expenses, deductibles and retentions) and other third-party recoveries (net of any out-of-pocket costs and expenses) actually received by the Buyer or the Company in respect of such Losses (which proceeds and recoveries the Buyer agrees to use, or to cause the Company to use, diligent efforts to obtain) and the net amount of any Tax benefit actually realized in cash by the indemnified party (determined on a “with and without” basis by computing the indemnified party’s Tax liability with and without taking the deductibility of such Losses and all related Tax consequences into account) as a result of the deductibility of such Losses, taking into account the receipt of the related indemnity payment by the indemnified party in the taxable year of such Loss or any of the three (3) subsequent taxable years (each, a “Tax Benefit”); provided, however, that if such Tax Benefit is recognized by the indemnified party after an indemnification payment is made (but within such three (3) year taxable period), the indemnified party will pay within fifteen (15) calendar days of so recognizing such Tax Benefit to the relevant indemnifying party an amount equal to such reduction in cash Taxes paid; provided, further, if any such Tax Benefit is subsequently disallowed in the form of a final determination by any taxing authority (each, a “Disallowed Tax Benefit”), the indemnifying party shall pay an amount equal to such Disallowed Tax Benefit to such indemnified party within fifteen (15) calendar days of such disallowance. For purposes of the preceding sentence, Buyer shall use its reasonable best efforts to obtain or cause to be obtained any such Tax Benefit (including, if necessary, the filing of amended Tax Returns) and to prevent the disallowance of any previously claimed Tax Benefit. If an indemnification payment is received by the Buyer, and the Buyer or the Company later receives insurance proceeds, other third-party recoveries or Tax Benefits in respect of the related Losses, the Buyer shall immediately pay to the indemnifying Sellers a sum equal to the lesser of (y) the actual amount of such insurance proceeds, other third-party recoveries and Tax benefits or (z) the actual amount of the indemnification payment previously paid by such Sellers with respect to such Losses. The Buyer shall use its reasonable best efforts to mitigate the amount of Losses for which it may be entitled to indemnification hereunder.
(g)Any amounts actually owed by the Sellers (including the Management Sellers) under this Agreement pursuant to indemnification rights for Joint Obligations shall be subject to set off against any amounts owed by Buyer to Sellers pursuant to the Earnout or otherwise payable pursuant to this Agreement, provided that (i) Buyer has exhausted all recovery under any applicable insurance policy, (ii) no setoff shall be permitted in excess of the Article 3 Indemnity Cap, and (iii)

no setoff shall be permitted with respect to any salary payable to the Management Sellers. Any amounts actually owed by a Breaching Seller under Section 7.2(a) of this Agreement may be subject to set off against such Breaching Seller’s Pro Rata Share of any amounts owed by Buyer to Sellers pursuant to the Earnout, or otherwise payable to such Breaching Seller pursuant to this Agreement, provided that (i) Buyer has exhausted all recovery under any applicable insurance policy, and (ii) no setoff shall be permitted with respect to any salary payable to the Management Sellers.
1.Indemnification of Seller. Subject to the other terms of this Article 7, from and after the Closing, the Buyer and the Company agree to indemnify each Seller and hold each Seller harmless from all Losses incurred by any Seller that arise or result from (a) any breach of any of the Buyer’s representations and warranties, (b) the failure of the Buyer to perform any of its covenants or agreements set forth herein or (c) the failure of the Company to perform any covenant or agreement set forth herein that by its terms is to be performed after the Closing. The Buyer and the Company’s cumulative liability for indemnification payments pursuant to this Section 7.3 for breaches of representation and warranties shall not exceed, in the aggregate, an amount equal to the Closing Purchase Price.
2.Procedure for Indemnification.
(a)Any party entitled to make a claim for indemnification pursuant to this Article 7 shall promptly notify the indemnifying party of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof and the basis therefor. The indemnifying party will be relieved of its indemnification obligations hereunder only to the extent that it is prejudiced by the indemnified party’s failure to give such prompt notice. The party from whom indemnification is sought shall respond to each such claim within thirty (30) calendar days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the later of (i) the expiration of the 30-day response period or (ii) thirty (30) calendar days following the expiration of the 30-day response period if a response, received within such 30-day period by the party seeking indemnification, requests an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured).
(b)If a claim for indemnification pursuant to this Article 7 is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the indemnified party, and, in connection therewith, the party claiming indemnification shall cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control; provided, that the indemnified party may participate in any proceeding with counsel of its choice at its own expense. In such event, the indemnifying party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated by the Sellers or the Representative where the Sellers are the indemnifying party that involves any action by the Buyer other than the payment of money shall not be concluded without the prior written approval of the Buyer, which approval shall not be unreasonably withheld, delayed or conditioned; and, provided further, that any such settlement or resolution contemplated by the Buyer, as the indemnifying party, that involves any action other than the payment of money shall not be concluded without the prior written approval of each of the indemnified Sellers, which approval shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, the Buyer will, and the Buyer will cause the employees of the Buyer and the Company to, cooperate fully with the Representative and each Seller in connection with any matter for which any Seller is the indemnifying party. Such cooperation shall include, without limitation, (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) the indemnifying Sellers and/or their counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (iii) providing to the Representative and the indemnifying Sellers and/or their counsel all information under the control of the Buyer or the Company that is deemed necessary by the Representative or the indemnifying Sellers and/or their counsel for the defense or prosecution of such matter. Notwithstanding the above, the indemnifying party will not be entitled to control (but will be entitled to participate at its, or their, own expense in the defense of), and the indemnified party will be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any third party claim (i) as to which the indemnifying party fails to assume the defense within thirty (30) calendar days after the indemnified party gives notice thereof to the indemnifying party or (ii) to the extent the third party claim seeks an order, injunction, or other equitable relief against the indemnified party which, if successful, would materially adversely affect the business, operations, assets or financial condition of the indemnified party; provided, however, that the indemnified party may make no settlement, compromise, admission or acknowledgment that would give rise to liability on the part of the indemnifying party without the prior written consent of the indemnifying party (which consent may not be unreasonably withheld or delayed). For purposes of this Article 7, (A) if Buyer or the Company comprises the indemnified party, any notices to be given to (or delivered by) the indemnifying party shall be given to (or delivered by) the Representative (acting on behalf of the Sellers), and (B) if Parent or the Company comprises the indemnifying party, any notices to be given to (or delivered by) the indemnified party shall be deemed given to (or delivered by) the Representative (acting on behalf of the Sellers).
(c)Payments. Once a loss is agreed to by the indemnifying party or is determined to be payable pursuant to this Article 7, the indemnifying party shall satisfy its obligations within fifteen (15) business days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should the indemnifying party not make full payment of any such obligations within such fifteen (15) business day period, any amount payable shall accrue interest from and including the date of agreement of the indemnifying party or the final, non-appealable adjudication to the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of calendar days elapsed.
1.Subrogation. If (a) any Seller makes an indemnification payment hereunder, and (b) the Buyer or the Company has or may have a claim against a third party (including, without limitation, any insurer) in respect of the related Losses, such Seller shall be subrogated to the rights and claims of the Buyer and the Company, as the case may be, against such third party.
Such Seller shall not, however, have the right to collect aggregate payments from such third party or third parties in excess of the actual amount of the indemnification payment previously paid by such Seller with respect to such Losses. The Buyer and the Company will execute and deliver to such Seller such documents and take such other actions as may reasonably be requested in order to give effect to this Section 7.5.
2.Tax Treatment of Indemnity Payments. To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly
ARTICLE 8 MISCELLANEOUS
8.1 Notices. Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally or actually received, as of the date received, (b) if delivered by certified mail, return receipt requested, two (2) business days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, one (1) business day after being sent to such delivery service or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

If to the Representative or, after the Closing, the Sellers to:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, Colorado 80202
Attention: Managing Director
Telephone: (303) 648-4085 Facsimile: (303) 623-0294
Email: deals@srsacquiom.com

If to the Buyer or, after the Closing, the Company, to:
Liquidity Services, Inc.
6931 Arlington Road, Suite 200
Bethesda, MD 20814 United States
Attention: Mark Shaffer, General Counsel and Corporate
Secretary
Telephone: (202) 467-5741
Facsimile: (202) 380-0641
Email: Mark.Shaffer@liquidityservices.com

8.2 No Waiver. No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.
8.3 Amendments and Waivers. This Agreement may be modified, amended or waived only by a writing signed by the Company, the Buyer and the Representative.
8.4 Choice of Law; Forum. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the choice of law provisions thereof. Any proceeding arising out of or relating to this Agreement shall be brought in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Courts located in the State of Delaware. This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, venue or convenience of forum.
8.5 Binding Effect and Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and assigns, but may not be assigned by any party without the prior written consent of the Representative in the case of a purported assignment by the Buyer, or by the Buyer in the case of a purported assignment by any Seller.
8.6 Integration; Schedules. This writing, the annexes, exhibits and schedules attached hereto and the Disclosure Schedule embody the entire agreement and understanding among the parties with respect to this transaction and supersede all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 5.1(b). Information set forth on the Disclosure Schedule shall be deemed to qualify each section of this Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to the Disclosure Schedule), so long as application to such section is reasonably discernible from the reading of such disclosure. No information set forth on any schedule to the Disclosure Schedule shall be deemed to broaden in any way the scope of any Seller’s or the Company’s representations and warranties. The inclusion of an item on any schedule to the Disclosure

Schedule is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on any schedule to the Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement or item, copies of which have been made available to the Buyer. No disclosure in any schedule to the Disclosure Schedule relating to any possible breach or violation of any agreement, Authorization or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.
8.7 Counterparts/Execution under Seal. This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature. Pursuant to Delaware law, this Agreement has been executed by the parties under seal.
8.8 Limitation on Scope of Agreement. In the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; but this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part modified and reformed, either through negotiations of the Buyer and the Representative or by a governmental authority of competent jurisdiction, so that it would be valid, legal and enforceable to the maximum extent possible.
8.9     Sellers’ Representative.
(a)By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Agreement, and the consummation of the transactions contemplated by this Agreement, or participation in such transactions and receiving the benefits thereof, including the right to receive the consideration payable in connection with such transactions, each Seller hereby irrevocably authorizes and designates the Representative as the representative and agent of and on behalf of such Seller, and as such Seller’s true and lawful attorney in fact, with full power and authority in such Seller’s name, for all purposes in connection with this Agreement and any agreements ancillary hereto, including: (i) accepting notices on behalf of the Sellers under this Agreement and any Transaction Document; (ii) providing any consent, certificate, instrument, receipt or approval on behalf of all Sellers under this Agreement, and making, enforcing or settling any claim under Sections 1, 5, 6, 7 on behalf of all of the Sellers; and (iii) taking any and all other actions and doing any and all other things provided in, or contemplated by, this Agreement or any Transaction Document to be performed by any Seller (to the extent all of the other Sellers are also required to perform) arising out of the transactions contemplated hereby or thereby as Representative, in its sole discretion, determines to be necessary, appropriate or desirable. Notwithstanding the foregoing sentence, Representative may not (x) increase any liability or obligation of a Seller under this Agreement or any Transaction Document without the prior written consent of such Seller or (y) take any action (including, without limitation, executing and delivering any consent, certificate, instrument, receipt, or approval) in respect of a Seller that discriminates against that Seller relative to the effect of such action on the other Sellers unless the affected Seller gives his or its prior written consent; provided that for the avoidance of doubt, the Representative consenting to all or a portion of an indemnification claim under Section 7, or entering into a settlement agreement with respect thereto, in accordance with the procedures, limitations of liability and Representative authority set forth in this Agreement shall not be deemed to implicate the foregoing clause (y) of the previous sentence or require the prior written approval of such Sellers pursuant to the previous sentence. The authorization of Representative is coupled with an interest and is in consideration of the mutual covenants in this Agreement and is irrevocable (unless a court of competent jurisdiction determines in a final, non-appealable judgment that Representative has engaged in willful misconduct or gross negligence in connection herewith, in which case that Seller may, upon written notice to Buyer and Representative, revoke the appointment) and will not be terminated by operation of law, whether by the death or incapacity of any Seller.
(b)Representative shall act as joint agent for all of the Sellers, shall have the authority to bind each such Seller in accordance with this Agreement and any agreements ancillary hereto, and the Buyer may rely on such appointment and authority and on the actions taken, decisions made or instructions given by Representative unless and until Buyer receives written notice of the appointment of a successor chosen by the Sellers, acting by two-thirds consent (determined based on the Sellers’ who are to receive at least two-thirds of the Closing Purchase Price as allocated in accordance with Annex I), upon thirty (30) days’ prior written notice to the Buyer. Representative may (i) resign at any time, or (ii) be removed by those Sellers who are to receive at least two-thirds of the Closing Purchase Price as allocated in accordance with Annex I, in each case upon thirty (30) days’ prior written notice, whereupon the Sellers who are to receive at least two-thirds of the Closing Purchase Price as allocated in accordance with Annex I shall appoint and designate a new Representative. Further, the Representative shall be automatically removed (the “Automatic Removal”) upon a final nonappealable determination by a court of competent jurisdiction or upon entry into a final binding settlement that the Representative has committed gross negligence, willful misconduct or fraud in any action taken hereunder or under its engagement letter. Notwithstanding the first sentence of this Section 8.9(b), in the event of Automatic Removal, the Sellers who are to receive a majority of the Closing Purchase Price as allocated in accordance with Annex I shall appoint and designate a new Representative.
(c)The Representative will incur no liability of any kind with respect to any action or omission by the Representative in connection with the Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Representative’s gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. Each of the Sellers shall jointly and severally indemnify and hold harmless Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Sellers, any such Representative Losses may be recovered by the Representative (i) the funds in the Expense Fund, (ii) from any Earnout at such time as any amounts thereof would otherwise be distributable to the Sellers, and (iii) the Escrow Amount, but only after and to the extent that any remaining amount otherwise becomes distributable to the Sellers; provided, that while this section allows the Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In no event will the Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative or the termination of this Agreement.
(d)At Closing, as between the Sellers, each Seller agrees that $50,000 of the amount payable in respect of the Closing Purchase Price (as allocated in accordance with Annex I) (such funds, the “Expense Fund”) shall be wired into a segregated bank account of Representative (the “Expense Fund Account”). The Expense Fund will be used for the purposes of paying directly, or reimbursing the Representative for, any third party expenses pursuant to this Agreement or the Escrow Agreement and any agreements ancillary hereto. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative will deliver any remaining balance of the Expense Fund to the Escrow Agent for further distribution to the Sellers. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Sellers at the time of Closing. Representative shall have the right to recover, at its sole discretion, from such amount, any amounts to which it is entitled pursuant to the indemnification provisions of Section 8.9(c).
(e)The Sellers hereby authorize the Representative to direct the Escrow Agent to distribute from time to time amounts from the Escrow Account any amounts owed to the Buyer once the definitive Closing Purchase Price Certificate has been determined under Section 1.7 and all Disputed Items have been determined and settled under Section 1.7. At Closing, the Company will deliver to the Representative a spreadsheet containing all applicable wire information for each Seller. Each Seller shall deliver to the Company (or Buyer) such information as it may reasonably require in connection with the preparation of such spreadsheet. Each Seller hereby acknowledges and agrees that the Representative is entitled to rely upon such spreadsheet and the Representative is hereby authorized to direct the Escrow Agent to complete any wire transfers in accordance therewith upon the Escrow Final Release Date (or earlier disbursed per the terms of the Escrow Agreement terms, with the Escrow Release Amounts (if any) released on the first, second, third or fourth anniversary of the Closing or other date, as applicable. After Closing, each Seller hereby agrees to deliver to the Company and the Representative any updates that may be required to ensure that the information previously delivered remains true and correct, and upon receipt of such information, the Company will update the spreadsheet and deliver it to the Representative (which shall be entitled to rely upon it as so updated).
8.10 Headings. The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.
8.11 Expenses. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.
8.12 No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, including Section 5.4 hereof, nothing in this Agreement will be construed as giving any third party any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.13 Further Assurances. Following the Closing, the parties shall execute and deliver to each other such documents and take such other actions as may reasonably be requested in order to consummate more effectively the transactions contemplated hereby.
8.14 “Knowledge” Defined. As used herein, “to the knowledge of the Company,” “to the Company’s knowledge” or any other similar phrase shall mean the actual knowledge of Rokhfeld, Pinto, Robin Hargedon, Brett Ward, Jake Lerman, Nicholas Brown, Samuel Mulkey or Steven Glod after reasonable inquiry.
8.15 Publicity. Pending the Closing, no party shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement without the prior written consent of the Representative and the Buyer, except to the extent required by law, in which case the other parties hereto shall have the opportunity to review and comment prior to disclosure.
8.16 Entire Agreement. This Agreement, together with the exhibits and schedules to this Agreement, embodies the entire agreement and understanding among Buyer, the Company and Sellers with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof and thereof (including, without limitation, that certain Letter of Intent dated May 3, 2018). If there is a conflict between the terms, conditions, representations, warranties and covenants contained in this Agreement and any other document, then the provisions in this Agreement shall control.
8.17 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.
ARTICLE 9 DEFINITIONS
The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated below:

Term:	Section or Place Where Defined:
2014 Plan	Section 1.3 (c)
2019 EBITDA	Section 1.2(a)
Aggregate Option Cash Amount	Section 1.3(b)
Article 3 Indemnity Cap	Section 1.2(a)
Article 3 Losses	Section 7.2(b)
Affiliate	Section 3.23
Aggregate Option Value	Section 1.3(c)
Agreement	Preamble
Applicable Anti-Corruption Laws	Section 3.25(a)
Associated Person	Section 3.25(b)
Assumed Options	Section 1.3(c)
Authorizations	Section 3.16
Automatic Removal	Section 8.9(b)
Balance Sheet	Section 3.7(a)
Balance Sheet Date	Section 3.7(a)
Basket	Section 7.2(d)(ii)

Benefit Plans	Section 3.19(a)
Buyer	Preamble
Closing	Section 1.4
Closing Date	Section 1.4
Closing Indebtedness	Section 1.2(a)
Closing Purchase Price	Section 1.2(a)
Closing Purchase Price Certificate	Section 1.7(a)
Closing Working Capital	Section 1.2(a)
Code	Section 3.9(b)(i)
Common / Preferred Amount Per Share	Section 1.3(a)
Company	Preamble
Company Charter Documents	Section 3.1(b)
Company Contacts	Section 5.3
Company Intellectual Property	Section 3.12(a)
Company Material Adverse Effect	Section 3.8
Company Option Plan	Section 1.3(a)
Company Options	Section 1.3(a)
Cut-Off Date	Section 7.1
Delaware Company Charter Documents	Section 3.1(a)
Disallowed Tax Benefit	Section 7.2(f)
Disclosure Schedule	Article 2 Preamble
Disputed Items	Section 1.7(c)
Disputed Items Notice	Section 1.7(b)
Earnout	Section 1.2(a)
Earnout Period	Section 1.2(a)
Earnout Statement	Section 1.8(a)
Employment Agreements	Section 6.1(g)
Environment	Section 3.22(a)(i)
Environmental Claim	Section 3.22(a)(ii)
Environmental Laws	Section 3.22(a)(iii)
ERISA	Section 3.19(a)
Escrow Account	Section 1.2(a)
Escrow Agent	Section 1.2(a)
Escrow Agreement	Section 1.2(a)
Escrow Amount	Section 1.2(a)
Estimated Closing Purchase Price	Section 1.2(a)
Estimated Closing Purchase Price Certificate	Section 1.2(c)
Expense Fund	Section 8.9(d)
Expense Fund Account	Section 8.9(d)
Financial Statements	Section 3.7(a)
Fully Diluted Share Number	Section 1.3(a)
Fundamental Representations	Section 7.1
Funds Flow Memo	Section 1.2(a)
GAAP	Section 1.2(a)
Hazardous Substances	Section 3.22(a)(iv)
Independent Accountant	Section 1.7(c)
Independent Accountant’s Report	Section 1.8(c)
Initial Escrow Amount	Section 1.2(d)(iii)
Intellectual Property	Section 3.12(a)
In-the-Money Option	Section 1.3(a)

In Licenses	Section 3.12(e)
IP Licenses	Section 3.12(c)
Knowledge	Section 9.14
Legal Requirements	Section 3.17
Liens	Section 1.2(c)
Losses	Section 7.2(a)
Major Customer	Section 3.24
Major Supplier	Section 3.24
Management Sellers	Section 5.3
Material Contract	Section 3.13
Out-of-the-Money Option	Section 1.3(a)
Out Licenses	Section 3.12(d)
Permitted Liens	Section 3.10
Person	Section 3.9(b)(vi)
Pinto	Preamble
Post-Closing Tax Period	Section 3.9(b)(ii)
Pre-Closing Tax Period	Section 3.9(b)(iii)
Pre-Closing Taxes	Section 3.9(b)(iv)
Pro Rata Share	Section 2.1
Replacement Options	Section 1.3(c)
Replacement Restricted Stock	Section 1.3(e)
Representative	Preamble
Representative Losses	Section 8.9(c)
Restricted Activities	Section 5.3
Restricted Period	Section 5.3
Restricted Securities	Section 2.7
Restricted Stock Units	Section 5.4
Rokhfeld	Preamble
Sanctions	Section 3.28
Securities Act	Section 2.7(a)
Seller	Preamble
Seller’s Expenses	Section 1.2(a)
Sellers	Preamble
Shares Conversion Number	Section 1.3(e)
Specific Indemnity Claims	Section 7.2(c)
Straddle Period	Section 3.9(b)(v)
Strike Price Spread	Section 1.3(c)
Subsidiaries	Section 3.4
Target Shares	Introduction
Target Working Capital	Section 1.2(a)
Tax or Taxes	Section 3.9(b)(vi)
Tax Accountant	Section 5.1(c)(iv)
Tax Benefit	Section 7.2(f)
Tax Matter	Section 5.1(d)
Tax Returns	Section 3.9(b)(vii)
Transaction Documents	Section 3.2
Treasury Regulations	Section 3.9(b)(viii)
Unvested Company Options	Section 1.3(a)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.
COMPANY:
MACHINIO CORP.

By: /s/ Dmitriy Rokhfeld
Name:     Dmitriy Rokhfeld
Title:     Chief Executive Officer
Address: 333 W Hubbard St. #1012
Chicago, IL, 60654

BUYER:
LIQUIDITY SERVICES, INC.

By: /s/    William P. Angrick, III
Name:     William P. Angrick, III
Title:     Chairman of the Board and Chief Executive Officer

SELLERS:

Dmitriy Rokhfeld

Dan Pinto

Aryeh Kushner

Justine Smithline

Oleg Kaplun

Pierre Peigne

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

REPRESENTATIVE:
SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as the Representative

By: /s/ Sam Riffe
Name: Sam Riffe
Title:     Executive Director
Address: 950 17th Street Suite 1400
Denver, CO 80202

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:

Name:     Dmitriy Rokhfeld
By: /s/ Dmitriy Rokhfeld
Address: 333 W Hubbard St. #1012
Chicago, IL 60654

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:

Name:     Dan Pinto
By: /s/ Dan Pinto
Address: 701 S Wells st #3004
Chicago, IL 60607

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:

ENTERPRENEURS ROUNDTABLE ACCELERATOR INVSETORS IV-VII, LLC
By: Enterpreneurs Roundtable Accelerator Capital IV-VII, LLC
Its: Managing Member
By: /s/ Jonathan Axelrod
Name: Jonathan Axelrod
Title: Managing Director
Address: 415 Madison Avenue, 4th Floor
New York, NY 10017

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
RITCHIE BROS. HOLDINGS
LUXEMBOURG SARLS

By: /s/ Darren Watt
Name: Darren Watt
Title: Director
Address: 9500 Glenlyon Pkwy
Burnaby, B.C.
V5J0C6

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
Name:     Oleg Kaplun
By: /s/ Oleg Kaplun
Address: PO Box 3272
New York, NY 10008

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
ELEVATION INVESTORS II - SERIES Q, LLC

By: /s/ Adam Hopkins
Name:     Adam Hopkins
Title: Member
Address: 3000 Sand Hill Road, Suite 4-140
Menlo Park, CA 94025

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
ENTREPRENEURS EXPANSION FUND I, L.P.
By: Enterpreneurs Expension Fund I GP, LLC
Its: General Partner
By: /s/ Jonathan Axelrod
Name: Jonathan Axelrod
Title:     Managing Director
Address: 415 Madison Avenue, 4th Floor
New York, NY 10017

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
SUHLER FAMILY INVESTMENT OFFICE, LLC

By: /s/ John Suhler
Name: John Suhler
Title:     Principal
Address: 200 Long Neck Point Rd
Darien, CT 06820

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
GEMG, LLC

By: /s/ Mikhail Gurevich
Name:     Mikhail Gurevich
Title: Managing Member
Address: 4545 Center Blvd, Apt 4010
Long Island City, NY 11109

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:

Name:     Stephen Harper
By: /s/ Stephen Harper
Address: 25 Tregunter Road
London SW10 9LS United Kingdom

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:

Name:     Aryeh Kushner
By: /s/ Aryeh Kushner
Address: 42 Adrian Court
Burlingame, CA 94010

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
ESSS VENTURES
By: /s/ Sean Sullivan
Name: Sean Sullivan
Title:     Partner
Address: 11 Woodbime St
Coram, NY 11727

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
THE COLONIAL GROUP, LLC
By: /s/ Ethan Brodsky
Name:     Ethan Brodsky
Title: President
Address: 15 Engle Street, Suite 206
Englewood NJ 07631

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
Name:     Justin Smithline
By: /s/ Justin Smithline
Address: 255 Brunswick St., #612
Jersey City, NJ 07302

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
Name: Pierre Peigne
By: /s/ Pierre Peigne
Address: 15 Lonsdale Road
London W11 2BY, UK

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
Name: Rony Kahan
By:/s/Rony Kahan
Address: 7300 W Rim Dr
Austin, TX 78731

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
WELLTECH FUNDING

By: /s/ Peter Ellis
Name:     Peter Ellis
Title: Manager
Address:200 Biscayne Blvd Way, #4804
Miami, FL 33131

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
DEEP CREEK CAPITAL VENTURES LLC

By: /s/ Joshua Abramowitz
Name:     Joshua Abramowitz
Title: Manager
Address:2 Chedworth Road
Scarsdale, NY 10583

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

SELLER:
MAXFIELD CAPITAL FUND I, L.P.
By: Maxfield Capital Partners
Its: General Partner
By: /s/ Nicole Ramroop
Name: Nicole Ramroop
Title:     Director

ANNEX I
STOCKHOLDERS

SHAREHOLDER	SHARES HELD	PRO RATA SHARE
Dmitriy Rokhfeld	2,300,000 Common Shares	21.045410%
Dan Pinto	2,300,000 Common Shares	21.045410%
Entrepreneurs Roundtable Accelerator Investors IV-VII, LLC	514,464 Common Shares	4.707437%
Ritchie Bros. Holdings Luxembourg SARL	3,866,873 Series A Preferred Shares	35.382577%
Oleg Kaplun	45,316 Series A Preferred Shares	0.414649%
Elevation Investors II - Series Q, LLC	380,598 Series A Preferred Shares	3.482539%
Entrepreneurs Expansion Fund I, L.P.	89,531 Series A Preferred Shares	0.819225%
Suhler Family Investment Office, LLC	27,020 Series A Preferred Shares	0.247238%
Maxfield Capital Fund I, L.P.	603,770 Series A Preferred Shares	5.524603%
GEMG, LLC	44,946 Series A Preferred Shares	0.411264%
Stephen Harper	45,074 Series A Preferred Shares	0.412435%

SHAREHOLDER	SHARES HELD	PRO RATA SHARE
Aryeh Kushner	121,650 Series A Preferred Shares	1.113119%
ESSS Ventures	121,722 Series A Preferred Shares	1.113778%
The Colonial Group, LLC	48,710 Series A Preferred Shares	0.445705%
Justin Smithline	18,263 Series A Preferred Shares	0.167110%
Pierre Peigné	36,532 Series A Preferred Shares	0.334274%
Rony Kahan	242,479 Series A Preferred Shares	2.218726%
Welltech Funding	60,914 Series A Preferred Shares	0.557374%
Deep Creek Capital Ventures LLC	60,887 Series A Preferred Shares	0.557127%

EXHIBIT A
ESCROW AGREEMENT